UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Host Hotels & Resorts, Inc.

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HOST HOTELS & RESORTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2021 PROXY STATEMENT

HOST
HOTELS & RESORTS®

HOST HOTELS & RESORTS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2019 PROXY STATEMENT

Corporate Responsibility

As the premier lodging REIT and sustainability leader, we are committed to creating long-term value by investing responsibly in our business, environment, people and community. Our Corporate Responsibility program is centered around the concept of responsible investment – an overarching strategy that guides our focus and actions across our three main themes of Environmental Stewardship, Social Responsibility and Governance.

ENVIRONMENTAL STEWARDSHIP	SOCIAL RESPONSIBILITY	GOVERNANCE
We are investing in solutions that conserve and restore natural capital to assist Host in mitigating climate change and biodiversity impacts, with the goal of achieving best-in-class returns.	We are committed to advancing health, well-being and opportunity for all Host stakeholders, including investors, employees, partners and communities.

Our responsible investment strategies are guided by executive and board-level oversight, our EPIC values and ethical standards, and a disciplined approach to risk management and sustainable value creation.

VALUE CREATION THROUGH RESPONSIBLE INVESTMENT

Over the past six years, we have invested in nearly 1,000 sustainability projects that have substantially increased the operational efficiency and resilience of our hotels. We invested $155 million in over 600 sustainability projects between 2016-2019 with an expected annual utility savings of approximately $18 million.

2025 Environmental Targets[1]	2025 Social Targets

GHG

55% reduction in greenhouse gas emissions

per square foot

ENERGY

25% reduction in energy use per square foot

RENEWABLE ENERGY

30% of electricity use from renewable energy

WATER

25% reduction in water consumption per occupied room[2]

WASTE

75% of major renovation projects with waste diversion

UNCONSCIOUS BIAS

100% of employees trained on unconscious biases

EMPLOYEE ENGAGEMENT

Conduct at least two engagement surveys

DIVERSITY

Include at least two women and two persons of color in each initial candidate pool for externally sourced executive level positions.

Achievements & Recognition

DJSI WORLD & NORTH AMERICA LISTED	A LIST	SUPPLIER ENGAGEMENT LEADER	PRIME CORPORATE RATING	1.5[0] CELCIUS AMBITION LEVEL

SUSTAINABILITY YEARBOOK MEMBER	96% PARTICIPATION IN AT LEAST ONE GREEN BUILDING CERTIFICATION[3]	NINE LEED CERTIFICATIONS INCLUDING HOST HQ	FITWEL BUILDING CERTIFICATION FOR HOST HQ	ONE OF AMERICA’S MOST RESPONSIBLE COMPANIES

TO LEARN MORE, READ OUR EXPANDED AND INTERACTIVE 2020 CORPORATE RESPONSIBILITY REPORT OR VISIT THE CORPORATE RESPONSIBILITY PAGES ON OUR WEBSITE AT WWW.HOSTHOTELS.COM.

[1]	Metrics based on improvements from the Company’s baseline of 2008
[2]	Includes context-based sub-goal to prioritize water initiatives at top-10 properties with high water risk
[3]	Calculated based on room count

April 7, 2021

Dear Fellow Stockholder:

I am pleased to invite you to our 2021 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. Eastern time on Thursday, May 20, 2021 by means of a virtual meeting. This format offers the key features of an in-person meeting without putting anyone at risk during this COVID-19 pandemic. At the virtual meeting, participants will join via a website where they can listen to the speakers and view management’s presentation. If you attend the meeting as a stockholder of record or registered beneficial owner, you will be able to vote your shares electronically and submit questions and comments and hear the Company’s responses. At the annual meeting, we will ask you to elect our Board of Directors, ratify the selection of KPMG LLP as our independent registered public accountants, vote to approve executive compensation, and vote to approve the Company’s 2021 Employee Stock Purchase Plan. These proposals are described in detail in the attached Notice of 2021 Annual Meeting of Stockholders and Proxy Statement. Our 2020 Annual Report is also enclosed, which we encourage you to read.

Our COVID-19 Response and Commitment to Corporate Responsibility Initiatives

We are distributing our annual meeting materials during unprecedented times. If 2020 has reminded us of anything, it is that change is constant, and with change, opportunities for reflection, renewal and transformation emerge. The COVID-19 pandemic along with the call for systemic change on social injustice and inequality underscores the importance of strong environmental, social and governance (ESG) practices. In response, we have continued to focus on the health, safety and well-being of our employees and strengthened engagement with our brands, hotels and communities. We also significantly expanded our stockholder engagement program to better identify and address stockholder concerns. Among other considerations, investor feedback was taken into account as part of our response to the pandemic as discussed in the pages that follow. We believe that now is the time to make our actions speak louder than our words and we want to be a part of positive change in our industry and society.

To further our social commitments, Jim Risoleo, the Company’s CEO, has personally pledged to continue to advance diversity and inclusion within our workplace, and more broadly across the country, by joining the CEO Action for Diversity & Inclusion initiative. The Company is also proud to be the first lodging real estate investment trust to sign on to American Hotel & Lodging Association’s 5-Star Promise as a hotel owner—a critical initiative to support safety and human rights within the hospitality industry, which requires a significant technology investment.

Our commitment to ESG initiatives is central to our business and corporate philosophy and serves as the foundation of Host Hotels’ sustainable long-term growth and success. Set forth on the previous page is more information on the strategy and themes of our Corporate Responsibility program, our targets and some of our initiatives. Our position as a global industry leader in sustainability has been demonstrated by the recognition our Corporate Responsibility program has received, including once again being named to the Dow Jones Sustainability World Index (DJSI World), DJSI North America and CDP A List. We invite you to learn more about our program through the corporate responsibility section of our website or by reading our 2020 Corporate Responsibility Report, which communicates our approach and activities on environmental, social and governance matters in greater detail.

Your Vote is Important

The attendance of stockholders at our annual meeting helps maintain communication and can improve stockholders’ understanding of our business. We hope you will be able to join us online. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet, by telephone or by requesting and returning a proxy card. Instructions for these convenient ways to vote are set forth in the enclosed materials.

Thank you for your continued interest in Host Hotels & Resorts, and we look forward to your attendance at the meeting.

Sincerely,

Richard E. Marriott

Chairman of the Board

4747 Bethesda Ave., Suite 1300 Bethesda, Maryland 20814

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend the 2021 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., a Maryland corporation, and any postponements or adjournments of the meeting.

Meeting Date:	Thursday, May 20, 2021
Meeting Time:	11:00 a.m., Eastern time
Location:	Online at www.meetingcenter.io/214539166 Password: HST2021

At the 2021 Annual Meeting, stockholders as of the record date will be asked to consider and vote upon the matters listed below, as more fully described in the Proxy Statement. We intend to hold the Annual Meeting virtually. Stockholders will be able to join the meeting via the website noted above where they can listen to the speakers, view management’s presentation, submit questions and comments, hear the Company’s responses and vote their shares electronically. In order for stockholders to submit questions and vote, stockholders will be required to follow the procedures set forth in the attached Proxy Statement under the heading “Attendance and Voting Matters.” We encourage stockholders to join the meeting 15 minutes before the start time to ensure a proper connection.

Agenda

1.	Election of nine directors;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2021;

3.	An advisory resolution to approve executive compensation;

4.	Approval of the Company’s 2021 Employee Stock Purchase Plan; and

5.	Transaction of any other business that may be properly brought before the annual meeting.

Record Date

You may vote if you were a holder of record of our common stock at the close of business on March 23, 2021, the record date.

By Order of the Board of Directors

Julie P. Aslaksen

Secretary

April 7, 2021

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) and vote via the Internet	BY MAIL Mark, sign, date and return a proxy card which can be requested by following the instructions shown on your Notice

BY TELEPHONE Registered holders can use the toll-free number shown on your Notice (this call is toll-free if made in the United States or Canada)	IN PERSON Attend the virtual Annual Meeting

PROXY STATEMENT

i

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2021 Annual Meeting of Stockholders on May 20, 2021 and at any postponements or adjournments of the meeting. We expect that this Proxy Statement will be mailed and made available to stockholders beginning on or about April 7, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 20, 2021. The Company’s Proxy Statement for the 2021 Annual Meeting and our Annual Report to Stockholders for 2020 are both available free of charge at https://www.proxydocs.com/HST. References in this Proxy Statement and accompanying materials to internet web sites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this Proxy Statement.

ii

COVID-19 PANDEMIC RESPONSE

COVID-19 PANDEMIC RESPONSE

The COVID-19 pandemic has represented an unprecedented challenge for the lodging industry and the Company. We would like to begin our proxy statement by providing an update on the Company’s response to the current pandemic. Below we summarize a few of the key actions taken to support and protect our stockholders, employees, communities and hotels, all of which have contributed to our success in navigating the pandemic thus far.

OUR STOCKHOLDERS: The Company responded swiftly to the rapid decline in lodging demand by significantly reducing expenses while maximizing its liquidity position by drawing on the revolver portion of its credit facility and raising nearly $600 million dollars of capital through opportunistic asset sales, debt refinancing and repayments. We pivoted from temporarily suspending operations at 35 hotels following the initial outbreak to reopening 31 hotels through year-end as each hotel demonstrated the ability to generate revenue greater than the incremental costs associated with staying open. Additionally, we outlined and initiated three key strategic objectives to accelerate our recovery by: working with our operators to improve our hotel operating model, positioning our hotels to gain market share through renovations, and strategically allocating capital.

OUR EMPLOYEES: The Company has focused on ensuring that our employees are safe, supported and connected during and after our transition to remote working. We offered increased flexibility and expanded our benefits to support employees as they navigated through the pandemic. This included providing educational sessions, information and resources focused on mental, financial and physical well-being. We launched a dedicated COVID-19 intranet page, which has been continually refreshed throughout the pandemic to serve as a 24/7 resource for employees. We also began to conduct regular virtual all employee meetings with senior management to keep employees apprised of updates, resources and information, while department heads began hosting their own department virtual meetings and social activities.

To continue to monitor employee sentiment, we have been communicating frequently with employees and have distributed employee surveys to obtain formal feedback on our response, programs and policies and to better understand employee needs. The information gathered helped inform the Company’s virtual work environment as well as the return to office strategy.

OUR COMMUNITIES: In support of COVID-19 relief, the Company partnered with Feeding America, Direct Relief, World Central Kitchen, Food Banks Canada, and Gerando Falcoes in Brazil to provide critical support to affected communities in our key markets—with a focus on hunger relief, medical supplies and industry recovery efforts. Our relief efforts provided financial support to organizations on the frontlines of response and in support of the travel and tourism industry, hotel employees and the related supply chain.

The Company’s own employees participated in a virtual food drive in support of DC Food Project’s “Weekend Bag Program,” which provides Washington, D.C. students and their families with healthy non-perishable food items to

COVID-19 PANDEMIC RESPONSE

last them over the weekend when they may not have access to food, especially with schools closed due to COVID-19. Through the Company’s donations, we provided over 50,000 meals—enough to feed 471 students and their families for at least 10 days.

OUR HOTELS: The Company’s hotels benefit from world-class operators, including Marriott, Hyatt, Accor and Hilton, all of which have announced new policies and procedures and targeted guest-facing brand programs to protect the safety of guests, employees and other partners.

Hotel operators have been focused on adjusting operating models commensurate with reduced occupancy and implementing portfolio-wide cost reductions. In addition, we have supported our operators in implementing contingency plans that reduce the Company’s operating costs through this period of uncertainty.

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)

Election of Directors	For each director nominee	9

Ratification of Appointment of KPMG LLP	For	34

Advisory Resolution to Approve Executive Compensation	For	38

Approval of 2021 Employee Stock Purchase Plan	For	39

BOARD NOMINEES

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

			Committee Memberships*
Name, Age	Director Since	Principal Occupation	A	C	NCG	Other U.S. Public Company Boards

Mary L. Baglivo, 63	2013	Chief Executive Officer The Baglivo Group				PVH Corp. Ruth’s Hospitality Group

Richard E. Marriott, 82	1993	Chairman of the Board

Sandeep L. Mathrani, 58	2016	Chief Executive Officer of WeWork	(F)			Dick’s Sporting Goods

John B. Morse, Jr., 74	2003	Retired Vice President and CFO of The Washington Post Company	(F)			AES Corporation

Mary Hogan Preusse, 52	2017	Founder and Principal of Sturgis Partners LLC	(F)			Digital Realty Trust Kimco Realty VEREIT

Walter C. Rakowich, 63	2012	Retired Chief Executive Officer of Prologis	(F)			Iron Mountain Inc. Ventas, Inc.

James F. Risoleo, 65	2017	President and Chief Executive Officer				Griffin Capital Essential Asset REIT, Inc.

Gordon H. Smith, 68 Independent Lead Director	2009	President & CEO of the National Association of Broadcasters

A. William Stein, 67	2017	Chief Executive Officer of Digital Realty Trust	(F)			Digital Realty Trust

* A	Audit Committee	C	Compensation Policy Committee

	Chair of the Committee	NCG	Nominating and Corporate Governance Committee

(F)	Audit Committee Financial Expert

PROXY SUMMARY

Snapshot of Director Diversity and Experience

The Company is committed to having a Board that consists of directors who bring the optimal mix of skills, expertise and diversity that ensures effective oversight of the execution of our business strategy. The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding directors from time to time, and two new independent directors joined the Board in 2017. The Committee and the Board also believe that long-serving directors bring critical skills and historical perspective to the Board which are valuable in a cyclical business such as the lodging industry. The Committee and Board seek a balanced mix of both new and experienced directors and believe this balance is achieved with the current nominees.

Board Nominee Skills

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and the creation of long-term stockholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to the Company. This framework is described in more detail in our corporate governance guidelines and code of conduct, which can be found in the governance section of our website.

Board Independence	7 out of 9 of our director nominees are independent. Our Chairman and CEO are the only management directors.
Board Composition

   22% of our director nominees are women.

   Thoughtful Board refreshment led by the Nominating and Corporate Governance Committee, with four new directors added since 2016.

   Annual self-assessment to review Board’s effectiveness.

PROXY SUMMARY

Board Committees	Three fully-independent Board committees – Audit, Nominating and Corporate Governance, and Compensation Policy. All Audit Committee members are “financial experts”.
Leadership Structure

   Chairman of the Board separate from CEO.

   An Independent Lead Director with a robust set of responsibilities is selected by the Board and provides additional independent oversight of senior management and Board matters.

Risk Oversight	Strong Board oversight of risk with committees having particular oversight of certain key risks facing the Company.
Open Communication	We encourage open communication and strong working relationships among the Independent Lead Director, Chairman, CEO and other directors. Our directors have access to management and employees.
Director Stock Ownership

   Our independent directors are required to own common stock in an amount equal to five times the annual cash base retainer. Our management directors (CEO and Chairman) are required to own common stock in an amount equal to six times their annual salary.

   Comprehensive insider trading policy.

   Prohibitions on hedging, derivatives trading and pledging of our common stock.

Accountability to Stockholders

   Majority voting in uncontested director elections, coupled with a director resignation policy.

   Fully non-classified board with annual election of directors.

   Adopted proxy access rights.

   No stockholder rights plan.

   Annual advisory vote on executive compensation.

   Opted out of the Maryland Control Share Acquisition Act, which provides certain takeover defenses.

   Opted out of the provisions of the Maryland Unsolicited Takeovers Act that permit the board of directors to classify itself without a stockholder vote.

   Stockholder power to amend the Bylaws.

   Stockholder power to call special meeting upon 25% of the votes entitled to be cast.

Management Succession Planning	The Board actively monitors our succession planning and employee development and receives regular updates on employee engagement, diversity and retention matters.
Sustainability and Corporate Responsibility

   The Nominating and Corporate Governance Committee monitors our programs and initiatives on sustainability, environmental matters and social responsibility.

   The Committee oversaw the establishment of ambitious 2025 environmental and social targets summarized on the inside front cover of this Proxy Statement. For more information, see our 2020 Corporate Responsibility Report available on our website at www.hosthotels.com.

PROXY SUMMARY

STOCKHOLDER ENGAGEMENT

We are committed to continued stockholder engagement so that the Board of Directors remains informed of stockholders’ perspectives and can incorporate the feedback into Board discussions and decisions. In 2020, we significantly expanded our governance and ESG-focused outreach and during the year reached out to investors representing approximately 70% of our outstanding shares and held conversations with 24 investors representing approximately 43% of the Company’s stockholder base. For more information on our stockholder engagement and the steps taken in response to investor feedback, see “Corporate Governance and Board Matters—Stockholder Outreach and Engagement.”

COMPENSATION PROGRAM

Our executive compensation programs are designed to:

•	Link pay to performance;

•	Attract and retain talented executive officers and key employees;

•	Emphasize performance-based compensation to motivate key executives;

•	Reward individual performance; and

•	Encourage long-term commitment to the Company and align the interests of executives with stockholders.

We meet these objectives through an appropriate mix of compensation, which for 2020 included:

PROXY SUMMARY

In recent years, we’ve made several key enhancements to our compensation programs to continue to enhance the link between compensation and the Company’s business and strategy as well as the long-term interests of stockholders.

✓ Approximately 94% of the votes cast on our 2020 say-on-pay proposal were in favor of our executive compensation program and policies

See “Compensation Discussion and Analysis – Our Compensation Program” for a further discussion of the Company’s compensation programs.

2020 PERFORMANCE HIGHLIGHTS

The Company navigated the most challenging year in the history of the lodging sector as global travel demand declined precipitously due to travel restrictions by states and nations to slow the spread of the COVID-19 pandemic. We prioritized the health and safety of our employees, guests and partners, while significantly reducing our expenses and further strengthening our balance sheet by maximizing our liquidity and extending our weighted average debt maturity. Additionally, we outlined and initiated three key strategic objectives to accelerate our recovery by: working with our operators to improve our hotel operating model, positioning our hotels to gain market share through renovations, and strategically allocating capital. The Company entered this crisis well-positioned to withstand the magnitude of its impact, following years of prudent capital allocation that emphasized maximizing balance sheet capacity and liquidity toward the end of the lodging cycle.

Reducing Expenses	Strengthening the Balance Sheet	Redefining the Operating Model	Strategically Allocating Capital

Reduced portfolio wide operating costs by more than 65% year-over-year in the second, third and fourth quarters of 2020* by working with our operators to scale back operations at hotels. The Company also reduced full year corporate expenses by nearly 17% compared to 2019.	Strengthened the only investment grade balance sheet among lodging REITs by issuing $750 million of green bonds at a 3.5% coupon and using part of the proceeds to repay and redeem debt, thereby extending the Company’s weighted average debt maturity and further augmenting its cash position.	Identified $100 - $150 million of potential long-term cost reductions based on pro forma 2019 revenues that we are working with our hotel operators to achieve. These savings represent three to four percent of proforma 2019 hotel-level expenses.**	Ended the year with approximately $2.3 billion of cash, leaving the Company well-positioned to capitalize on opportunities that deliver long-term growth for our stockholders.

*	Percentage reduction excludes severance payments to hotel employees.

**

This target is tied to returning to 2019 business levels and actual savings realized will be subject to change based on the future growth rate of hotel expenses, such as wages. While the actions taken to date by our managers are not contractual obligations, we expect to enforce these structural changes through our budget approval rights. Accordingly, the degree to which current cost savings become permanent is still subject to negotiation with our hotel managers.

PROXY SUMMARY

CUMULATIVE TOTAL STOCKHOLDER RETURN

The Company has outperformed its peers in its cumulative total stockholder return on a 1-, 3- and 5-year basis and its 5-year return is more than 6 times the return of its peer average, as measured by the total stockholder return of the NAREIT Lodging & Resorts Index.

Performance is measured for the 1-, 3- and 5- year periods ending December 31, 2020. Total stockholder return is calculated by the growth in capital from purchasing a share in the company and assuming dividends and share distributions are reinvested in the applicable company at the time they are paid.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors has nominated 9 directors for election at this Annual Meeting to hold office until the next Annual Meeting and the election of their successors. All the nominees are currently directors. In February 2021, Ms. Sheila Bair expressed her intention to retire from the Board at the conclusion of her current term and, accordingly, her term will end at the conclusion of the 2021 Annual Meeting. The Board determined that, effective at the conclusion of the 2021 Annual Meeting, the size of the Board will be decreased from ten to nine directors. The Board is currently actively recruiting a new director as part of its ongoing refreshment efforts and has engaged a third-party search firm to assist in identifying and evaluating director candidates. See “Corporate Governance and Board Matters – Process for Selecting Directors.”

Each nominee has consented to serve if elected, but if any director nominee is unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board may decide to reduce the size of the Board and the number of nominees.

Board Skills, Qualifications, Diversity and Tenure

The Nominating and Corporate Governance Committee reviews the composition of the Board in light of the Company’s changing requirements and its annual assessment of the Board’s performance. The Committee and Board seek a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts.

There are general qualifications that all directors must have, which are described in the Committee’s charter and the Company’s corporate governance guidelines, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee also considers other criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company.

The Board and the Committee are also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, thought, perspective, age, tenure, gender, and ethnicity.

The Board and the Nominating and Corporate Governance Committee believe it is important for the Board to be “refreshed” by adding new directors from time to time. The Committee and the Board also believe that longer serving directors bring critical skills and knowledge to the Board. Among other things, senior directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as the lodging industry. In addition, the Committee and the Board believe that longer serving directors have acquired extensive knowledge of the business that tends to make them less dependent upon management for information and perspectives. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a primary driver of decisions.

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

The Committee believes that each of the nominees possesses the key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee has also taken into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations.

The director nominees have served on our Board for an average of approximately 10 years, slightly above the S&P 500 average. The median tenure of our director nominees is 8 years. Three of the director nominees, or 33% of the Board, have served for four years or less.

The Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Below each nominee’s biography, we have included an assessment of the skills and experience of such nominee. We have also included a chart that provides a skills assessment for the full Board.

Voting Standard

Each director nominee stands for election every year. Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against.” As set forth in the Company’s corporate governance guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

PROPOSAL 1 – ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

MARY L. BAGLIVO

Ms. Baglivo is the chief executive officer of the Baglivo Group, a strategy consulting company. Previously, she was the vice chancellor of communications and marketing for Rutgers University from 2017 to 2018 and was the vice president for global marketing and chief marketing officer for Northwestern University from 2013 to 2017. Before that, she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm. She also previously served as chair and chief executive officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and chief executive officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was president of Arnold Worldwide from 2002 to 2004 and chief executive officer of Panoramic Communications from 2001 to 2002. She currently serves on the board of directors of PVH Corp. and Ruth’s Hospitality Group.

Skills and Expertise:

•  in depth global marketing, advertising and consumer branding experience

•  strategic planning expertise

•  extensive business and leadership experience of large complex companies, including as Chair and CEO of the Americas at Saatchi & Saatchi Worldwide

•  understanding of growth strategies in worldwide branded businesses

•  serves as a member of the PVH corporate social responsibility committee which has engaged in a wide range of apparel industry leading initiatives in the fields of workers’ rights, environmental issues, animal welfare, and diversity, equity, accessibility and inclusion

Age: 63 Director since: 2013 Independent
Committees: Compensation (Chair) Nominating and Corporate Governance
Public Boards: PVH Corp. Ruth’s Hospitality Group

MARY HOGAN PREUSSE

Ms. Hogan Preusse is the founder and principal of Sturgis Partners, an advisory firm. She was formerly at APG Asset Management U.S., the New York subsidiary of the Netherlands-based firm from 2000 to 2017. At APG she served as the managing director and co-head of Americas Real Estate where she was responsible for managing all of APG’s public real estate investments in North and South America. She also served on the executive board of APG Asset Management US from 2008 to 2017. Prior to joining APG in 2000, she spent eight years as a sell side analyst covering the REIT sector, and began her career at Merrill Lynch as an investment banking analyst. Her industry memberships include the International Council of Shopping Centers and NAREIT, where she serves as a member of the Advisory Board of Governors and is co-chair of the Dividends Through Diversity, Equity & Inclusion Steering Committee. She is also a member of the board of directors of Digital Realty Trust, Kimco Realty and VEREIT. Ms. Hogan Preusse is a member of the Bowdoin College board of trustees and a member of the Real Estate and Infrastructure Advisory Board of the Carey Business School at Johns Hopkins University.

Skills and Expertise:

•  over 25 years of real estate experience, including managing a $13 billion portfolio in real estate investment trusts and other public real estate securities

•  brings valuable investment focus to the Board

•  recognized expertise and leadership in the real estate sector and in 2015 received NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the industry

•  board oversight expertise, serving on the boards of three other public real estate companies

•  founder and member of the steering committee of Dividends Through Diversity, NAREIT’s diversity and inclusion effort

•  audit committee financial expert

Age: 52 Director since: 2017 Independent
Committees: Audit Nominating and Corporate Governance
Public Boards: Digital Realty Trust Kimco Realty VEREIT

PROPOSAL 1 – ELECTION OF DIRECTORS

SANDEEP L. MATHRANI

Mr. Mathrani is the chief executive officer and a director of WeWork. He was formerly the chief executive officer of Brookfield Properties’ retail group and vice chairman of Brookfield Properties from 2018 to 2019. Prior to its merger with Brookfield Properties, Mr. Mathrani served as chief executive officer and director of GGP Inc. from 2010 to 2018. Prior to GGP, he served as the president of retail at Vornado Realty Trust from 2002 to 2010 and was responsible for all retail real estate activities in the United States and India. Prior to Vornado, he served as an executive vice president at Forest City Ratner Companies, LLC from 1994 to 2002 and was responsible for its retail development and related leasing in the New York City metropolitan area. Mr. Mathrani is on the board of directors of Dick’s Sporting Goods, Inc. Mr. Mathrani is also an executive board member of the National Association of Real Estate Investment Trusts and served as chair in 2019. He is on the board of trustees of the International Council of Shopping Centers.

Skills and Expertise:

•  significant experience as CEO and a director of GGP, a large real estate investment trust focused on retail real estate, and as the current CEO and a director of WeWork

•  real estate industry veteran with almost 30 years of experience

•  extensive familiarity with all aspects of managing and providing leadership to complex business organizations

•  as CEO of GGP led the company in its sustainability journey to becoming one of the largest producers of solar power in the U.S.

•  audit committee financial expert

Age: 58 Director since: 2016 Independent
Committees: Audit Compensation
Public Boards: Dick’s Sporting Goods, Inc.

RICHARD E. MARRIOTT

Mr. Marriott is our chairman of the board. He is also chairman of the board of First Media Corporation, the chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation, a director of the Richard E. and Nancy P. Marriott Foundation, and the president and a trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the board of Marriott International, Inc. and is a past president of the National Restaurant Association and a past director of the Polynesian Cultural Center.

Skills and Expertise:

•  comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 55-year history with the Company and Marriott International

•  during his tenure, Mr. Marriott has served in various executive capacities and has served as our Chairman since 1993

•  long history of successful management of the Company

Chairman of the Board
Age: 82 Director since: 1993

PROPOSAL 1 – ELECTION OF DIRECTORS

JOHN B. MORSE, JR.

Mr. Morse served as senior vice president, finance and chief financial officer of The Washington Post Company (now Graham Holdings Company) from November 1989 until his retirement in December 2008. He also served as president of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers LLP. Mr. Morse is the chairman and lead independent director of AES Corporation. He previously served on the board of HSN, Inc. He is a former trustee and president emeritus of the College Foundation of the University of Virginia and a former director and treasurer of Greater Naples Leadership.

Skills and Expertise:

•  substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies

•  in-depth understanding of accounting principles and financial reporting rules and regulations acquired in the course of serving as the CFO of The Washington Post Company and his years as a partner at PricewaterhouseCoopers LLP

•  board oversight expertise as an adult committee financial expert and a member of the audit committees of other public company boards

Age: 74 Director since: 2003 Independent
Committees: Audit
Public Boards: AES Corporation

WALTER C. RAKOWICH

Mr. Rakowich is the former chief executive officer of Prologis, where he worked for 18 years before retiring in December 2012. Mr. Rakowich served as chief executive officer of Prologis from November 2008 through June 2011, when Prologis merged with AMB Property Corporation. He then assumed the role of co-chief executive officer and served as a member of the Prologis board of directors up until December 2012 to manage the integration of the two companies. Prior to his service as chief executive officer, Mr. Rakowich held a number of senior management positions while at Prologis, including as president and chief operating officer from 2005 to 2008, and managing director and chief financial officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for Pricewaterhouse. Mr. Rakowich is also a director of Iron Mountain Incorporated and Ventas, Inc. He is also on the board of trustees of The Pennsylvania State University and is on the board of Colorado UpLift.

Skills and Expertise:

•  significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts

•  brings valuable experience to the Board with respect to risk assessment and leadership development

•  as president and CEO of Prologis had extensive involvement in the creation and oversight of Prologis’ ESG initiatives

•  extensive experience in accounting through his time at Pricewaterhouse

•  audit committee financial expert

Age: 63 Director since: 2012 Independent
Committees: Audit (Chair) Nominating and Corporate Governance
Public Boards: Iron Mountain Incorporated Ventas, Inc.

PROPOSAL 1 – ELECTION OF DIRECTORS

JAMES F. RISOLEO

Mr. Risoleo became our president and chief executive officer in January 2017. He joined our Company in 1996 as senior vice president for acquisitions and development, and was appointed executive vice president and chief investment officer in 2000. In 2012, he became executive vice president and managing director of the Company’s European business activities and, in 2015, Mr. Risoleo assumed leadership for all of the Company’s west coast investment activities in addition to Europe. Prior to joining our Company, Mr. Risoleo was vice president, development at Interstate Hotels Corporation and a senior vice president, commercial real estate at Westinghouse Electric Corporation. Mr. Risoleo serves as a director of Griffin Capital Essential Asset REIT, Inc., a public non-listed REIT, and was previously a director of Cole Office & Industrial REIT prior to its merger into Griffin Capital Essential Asset REIT. He also previously served as the non-executive chairman of Cole Office & Industrial REIT from 2015 to 2018. He serves as chairman and as an executive board member of NAREIT, an executive committee member of the American Hotel & Lodging Association, a member of the U.S. Travel Association CEO Roundtable, and as a member of the Real Estate Roundtable. Mr. Risoleo is also a member of the Bar of the State of Pennsylvania.

Skills and Expertise:

•  extensive business, leadership and strategic planning experience

•  significant expertise in finance, equity and capital development, real estate and the hospitality industry

•  over 25 years of domestic and international hotel experience in investment, dispositions, capital budgets and asset management

•  extensive knowledge of the Company as a member of senior management for over 20 years, serving in various roles within the Company and culminating in his current service as CEO

President and Chief Executive Officer
Age: 65 Director since: 2017
Public Boards: Griffin Capital Essential Asset REIT, Inc.

GORDON H. SMITH

Senator Smith is president and chief executive officer of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the government affairs and international trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently chairman of the board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the States of New Mexico and Arizona.

Skills and Expertise:

•  high-level U.S. government experience and leadership as a United States Senator

•  extensive knowledge of public policy, international affairs and trade and law

•  significant business experience and knowledge of finance, accounting and marketing obtained through his management of Smith Frozen Foods, a leading producer of frozen foods

Age: 68 Director since: 2009
Independent Lead Director
Committees: Nominating and Corporate Governance (Chair)

PROPOSAL 1 – ELECTION OF DIRECTORS

A. WILLIAM STEIN

Mr. Stein is the chief executive officer and a director of Digital Realty Trust. Prior to being named chief executive officer in 2014, he served as chief financial officer and chief investment officer. Before joining Digital Realty in 2004, Mr. Stein was with GI Partners, a private equity fund of which Digital Realty was a portfolio company. Past positions include serving as co-head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group; president and chief operating officer of TriNet Corporate Realty Trust (acquired by iStar Financial) and a variety of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. In addition, Mr. Stein practiced law for eight years, specializing in financial transactions and litigation. Mr. Stein is a past chairman of NAREIT and currently serves on its executive board, and serves on the board of the Real Estate Roundtable. He is also a member of the University of Pittsburgh Chancellor’s Global Advisory Council and is on the advisory board of AllofUs, a private fintech company. Mr. Stein is a member of the Bar of the States of Pennsylvania and Florida.

Skills and Expertise:

•  over 30 years of investment, financial and operating management experience

•  in-depth understanding of the real estate industry and the issues facing real estate investment trusts

•  extensive leadership experience including as CEO of Digital Realty Trust, a real estate investment trust focused on data centers, and has overseen a quadrupling of the company’s total enterprise value, as well as its inclusion in the S&P 500 Index

•  serves as co-chair of NAREIT’s CEO Council whose mission is to support various ESG initiatives among its members; in addition, he has led Digital Realty Trust’s sustainability initiatives that have resulted in the company winning NAREIT’s Leadership in the Light award for the datacenter category in each of the past four years

•  audit committee financial expert

Age: 67 Director since: 2017 Independent
Committees: Audit Compensation
Public Boards: Digital Realty Trust

RETIRING DIRECTOR

Sheila C. Bair has expressed her intention to not stand for re-election to the Board at the 2021 annual meeting. Ms. Bair’s retirement comes after nine years of distinguished service as a director. We wish to express our deep appreciation to Ms. Bair for her many years of service to the Company.

SHEILA C. BAIR	Ms. Bair is the former president of Washington College from 2015 to 2017. She is also the former chair of the Federal Deposit Insurance Corporation, where she served in that capacity from 2006 to 2011. She was a senior advisor to the Pew Charitable Trusts from 2011 to 2015. From 2002 to 2006 she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as assistant secretary for financial institutions at the U.S. Department of the Treasury (2001 to 2002), senior vice president for government relations of the New York Stock Exchange (1995 to 2000), commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on financial policy issues as chair emeritus of the Systemic Risk Council, a public interest group which monitors progress on the implementation of financial reforms. She is also an accomplished author and has written several books on financial issues, including educational writings on money and finance for children. She is on the board of Fannie Mae, where she serves as chair, and on the board of Bunge Limited. She was previously on the board of Thomson Reuters. In addition, she serves on the boards of the Volcker Alliance, a non-profit organization, and Paxos Trust Company, a fintech startup.

Age: 67 Director since: 2012 Independent

PROPOSAL 1 – ELECTION OF DIRECTORS

Summary of 2021 Director Qualifications and Experience

The Nominating and Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, highlight the specific experience, qualifications, attributes and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “•” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Code of Business Conduct and Ethics

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a code of business conduct and ethics that applies to all directors, officers and employees of the Company. The purpose of the code of conduct is to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The corporate governance guidelines, code of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Governance” section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Governance is a continuing focus of the Company. Over the years, the Board has implemented numerous corporate governance enhancements to strengthen the rights of stockholders and to serve their long-term interests. These have included:

▶   added proxy access;

▶   adopted Charter amendment providing stockholders concurrent power to amend the Company’s Bylaws;

▶   adopted Charter amendment reducing threshold needed for stockholders to call a special meeting;

▶   adopted a majority vote standard for uncontested director elections, coupled with a director resignation policy;

▶   declassified the Board so that all directors are elected annually;

▶   allowed the Company’s rights plan to expire;

▶   opted out of the Maryland Control Share Acquisition Act;

▶   opted out of the provisions of the Maryland Unsolicited Takeovers Act that permit the Board to classify itself without a stockholder vote;

▶   supermajority of independent directors;

▶   executive sessions of the Board without management present;

▶   proactive and productive stockholder engagement policy;

▶   independent lead director (selected by the directors); and

▶   annual self-assessment to review the Board’s effectiveness.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a relationship with the Company that could interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. To be considered independent, directors must also be “independent” within the meaning of The Nasdaq Stock Market’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”, whether the director, or an organization with which the director is affiliated or their immediate family members, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which director nominees or their immediate family members are associated. Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that each of the directors currently serving on the Board and each director nominee other than Mr. Marriott and Mr. Risoleo are independent and recommended to the Board that Messrs. Mathrani, Morse, Rakowich, Smith and Stein and Mmes. Baglivo, Bair and Hogan Preusse have been

CORPORATE GOVERNANCE AND BOARD MATTERS

determined to be independent. The Board approved the determination that each of the directors currently serving on the Board and each director nominees is independent other than Mr. Marriott and Mr. Risoleo. Messrs. Marriott and Risoleo are not independent because they are Company employees.

Board Leadership

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. We have historically had a leadership structure that includes a Chairman of the Board, who is annually elected, a separate Chief Executive Officer, and an independent director serving as Lead Director. The CEO is responsible for setting the strategic direction of the Company and for the day-to-day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings, presides over meetings of the full Board and participates in stakeholder outreach. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has been elected and has led the Company as Chair since its split with Marriott International in 1993. His over 50-year career at the Company uniquely provides him with a perspective and wealth of knowledge that is invaluable to the Board.

The Board also has the position of Lead Director who provides additional independent oversight of senior management and board matters in our current structure where the Chairman and CEO are not independent directors. The role of a Lead Director is meant to facilitate communication among the directors or between any of them and the Chairman and CEO. In addition, directors are encouraged to continue to communicate among themselves and directly with the Chairman and CEO, and under our Corporate Governance Guidelines each independent director may call an executive session. Upon recommendation of the Nominating and Corporate Governance Committee, our Lead Director is elected annually from among the independent directors. Gordon H. Smith currently serves as Lead Director.

The duties of the Lead Director include:

•	presiding at executive sessions of the Board, and briefing the Chairman and CEO, as needed, following such sessions;

•	presiding at meetings of the Board where the Chairman is not present;

•	convening and acting as chair of meetings of the independent directors;

•	providing input on Board agendas and meeting schedules;

•	providing feedback to and consulting with the Chairman and CEO on any concerns of the Board; and

•	serving as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described below under “Communications with Directors.”

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Seven of nine of our director nominees are independent within the meaning of the rules of The Nasdaq Stock Market. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company, as well as matters concerning management, without any member of management present.

The Board believes that the separate roles of the Chairman and CEO, coupled with an independent Lead Director, the use of regular executive sessions of the non-management directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Communications with Directors

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc.
Attention: Secretary
4747 Bethesda Avenue, Suite 1300
Bethesda, MD 20814

The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded.

Stockholder Outreach and Engagement

Why We Engage

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us:

Determine which issues are important to our stockholders and provide information relevant to those issues	Provide transparency into our business, governance practices and compensation, and set expectations for our performance	Identify emerging issues that may affect our strategies, governance, compensation practices or operations	Obtain valuable feedback on stockholder perception of our business and on lodging and industry fundamentals

How We Engage

Our stockholder and investor outreach includes investor road shows, analyst meetings, investor days, and industry conferences, most of which were conducted virtually in 2020 due to the COVID-19 pandemic. Additionally in 2020, we significantly expanded our governance and ESG-focused outreach.

We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, investor presentations, correspondence, and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time with archived webcasts and transcripts available on our website for a period of time.

CORPORATE GOVERNANCE AND BOARD MATTERS

Investor Relations Outreach

Our senior management team, including our CEO, CFO and our Investor Relations team, maintain regular contact with a broad base of investors, including through quarterly earnings calls, individual meetings and other communication channels, to understand their concerns. In 2020, our investor relations team met with investors representing over 220 institutional investment management firms, reaching holders of approximately 71% of the Company’s actively managed institutional share ownership (i.e., excluding holdings of passive investors such as index funds).

Governance-Focused Outreach

In 2020, we significantly expanded our governance and ESG-focused outreach to build meaningful relationships and trust over time with our stockholders. Our governance and ESG-focused outreach is led by a cross-functional senior leadership team that includes members of our Legal, Human Resources, Sustainability, Development, Design and Construction and Investor Relations functions. We reached out to investors representing approximately 70% of our outstanding shares (including both actively and passively managed shares), and held conversations with 24 investors representing approximately 43% of the stockholder base.

Stockholder Engagement and Response Process

We are committed to continual stockholder engagement so that the Board remains informed of stockholders’ perspectives and can incorporate the feedback into Board discussions and decisions. The below graphic provides an overview of our annual engagement process.

CORPORATE GOVERNANCE AND BOARD MATTERS

As mentioned above, in 2020, we expanded our engagement efforts. These discussions were very informative and based on the feedback from our stockholders the Board took action to be directly responsive. A summary of the feedback from engagement and our response is below:

What We Heard	How We Responded

Request for Enhanced Operations Disclosure Including:

Frequent business updates through market downturn	Provided frequent updates on the business impact of the COVID-19 pandemic through SEC filings, press releases and updated investor presentations in order to address investors’ desire for current information on hotel operations in between our regular quarterly earnings calls.

Increased disclosure regarding COVID-19 response	Added a COVID-19 response section to our quarterly earnings press releases detailing the expense reduction measures taken by the Company and our operators to mitigate the business impact of the COVID-19 pandemic at both the property and corporate levels.

Safety measures and precautions	Protecting the health, safety and security of hotel guests and workers has always been the highest priority for the third-party management companies that are responsible for daily operations at our hotels. As the owner, we engage with these hotel operators to monitor their performance and execution of identified opportunities and best practices—including conducting on-site meetings and technical assessments, aligning with best management principles and taking the recommended COVID-19 safety precautions for guests. We are also highly committed to the health, safety and well-being of our employees and offered increased flexibility and expanded health benefits to support employees as they navigated through the COVID-19 pandemic. Additional information on safety precautions can be found in our Corporate Responsibility Report available on our website at www.hosthotels.com and our operators’ websites.

Expense reduction	Provided year-over-year reductions in hotel-level fixed and variable expenses for greater clarity on the operating leverage of the business.

Cash burn and liquidity	Created new measures such as cash burn and hotel level operating profit to provide additional transparency around cash outflows, hotel operating trends and the Company’s ability to withstand prolonged business disruption.

Break-even analysis	Provided an estimated range of occupancy and rate required to achieve break-even at the hotel level and provided the number of hotels that had achieved breakeven or positive hotel-level operating profit.

Industry demand trends	Provided a breakdown of transient, group and contract room nights booked in the current and prior quarters for color on demand trends by customer type. Provided a breakdown of 2019 business transient, leisure transient, group and contract room revenues and provided the rate and profitability of business transient and leisure transient rooms to address investors’ desire to analyze the impact of a shift in the business mix from business transient to leisure.

Request for Enhanced ESG Disclosure Including:

Expand annual sustainability report	We continue to further enhance our ESG reporting and expanded our annual sustainability report. Our 2020 Corporate Responsibility Report introduced our refreshed corporate responsibility strategy, which is centered around the concept of responsible investment and structured and aligned with the Company’s most material environmental, social and governance priorities. Additionally, we included new Task Force on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) disclosures. The report is available on our website at www.hosthotels.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

What We Heard	How We Responded

Employee and community support during the pandemic

We offered increased flexibility and expanded our benefits to support employees as they navigated through the pandemic, provided educational sessions, information and resources focused on mental, financial and physical well-being and launched a dedicated COVID-19 intranet page, which has been continually refreshed throughout the pandemic.

In support of COVID-19 relief, we partnered with a number of non-profit organizations to provide critical support to affected communities in our key markets—with a focus on hunger relief, medical supplies and industry recovery efforts.

Commitment to diversity & inclusion, and enhanced disclosure at the board and workforce level

Host’s CEO has joined the CEO Action for Diversity & Inclusion initiative and has personally pledged to continue to advance diversity and inclusion within our workplace. The scope of this pledge supports equity for all. Additionally, two of our new 2025 social targets are diversity-related, including 100% of employees trained on unconscious biases and including at least two women and two persons of color in each initial candidate pool for externally sourced executive level positions.

We continue to provide detailed demographics of our direct workforce in our Corporate Responsibility Report (available on our website at www.hosthotels.com). We are also engaged in an active director search process, and diversity is a key factor under consideration in the search process. We have expanded our disclosure in this Proxy Statement to provide disclosure regarding the race/ethnicity of each director.

Collaboration with operators to improve sustainability practices	As a lodging REIT, we are prohibited by law from operating our hotels. We partner with premium brands and leading management companies, including Marriott®, Hyatt®, Accor® and Hilton®, to manage our hotels. We incentivize environmental performance through Host’s Environmental Stewardship Award given at our General Managers Meeting. More information is provided in our Corporate Responsibility Report available on our website at www.hosthotels.com.

Request for Compensation Program Changes Including:

Remove qualitative metrics from long-term incentive program	For 2021, the performance-based long-term incentive award opportunity will be 100% based on quantitative metrics.

Incorporate longer performance period in long- term incentive program	Starting in 2021, the Company will begin transitioning to performance awards that vest solely based on three-year performance.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Risk oversight was especially critical as the pandemic created unprecedented challenges for the lodging industry and the Company. In response, the Board and its committees met frequently to understand the risks posed by the pandemic and to guide the Company’s response which is summarized in “COVID-19 Pandemic Response.”

CORPORATE GOVERNANCE AND BOARD MATTERS

Reviews of certain risk areas are conducted by the relevant committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

Risk Oversight

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan; major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; risks associated with investments, acquisitions and divestitures, capital market and joint ventures; and senior management succession planning.

Audit Committee

Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with: financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; cybersecurity related risks; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee

Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention and succession planning. The Committee also considers risks associated with employment related matters including: diversity and inclusion, employee demographics, corporate culture and internal pay equity. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee

Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; reviews of the structure, membership and charters of the Board committees; reviews the compensation for independent directors; oversight of the evaluation of the Board and management; and oversight of the Company’s policies, programs and practices on corporate responsibility and sustainability, including environmental, social, human capital and other matters.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its committees and individual directors on the significant risks identified through this process and how they are being managed.

Conduct and Culture

Our Board and its committees play a key role in oversight of our culture, including diversity and inclusion, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and effective policies and practices to protect our reputation, hotel properties and business. Our Board and its committees do this in a number of ways, including by:

•	focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition;

•	overseeing management’s identification, measurement, monitoring, and control of our material risks, including compliance risk and conduct risk;

CORPORATE GOVERNANCE AND BOARD MATTERS

•	regularly requesting and receiving briefings from senior management on matters relating to compliance and business conduct risk;

•	holding management accountable for the timely escalation of issues for review with the Board and its committees;

•	overseeing our incentive plan design and governance processes to provide for an appropriate balance of risk and compensation outcomes; and

•	reviewing quarterly a “Culture Dashboard” which includes the demographics of the Company’s workforce and cultural initiatives.

Board and Management Approach to Sustainability

Through a well-established framework and cross-functional Advisory Committee with leaders from across the organization, the Company continues to incorporate sustainability into its core strategy—reflecting our belief that sustainability is essential to long-term growth. We received numerous recognitions for our Corporate Responsibility program in 2020, which are highlighted in the inside front cover of this proxy statement. We also believe in transparency, and report on our sustainability efforts in an annual Corporate Responsibility Report, which is available on our website at www.hosthoteIs.com.

ESG Oversight

The Board recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. Oversight of the Company’s policies, programs and and social strategies related to corporate responsibility matters, including human rights, human capital management, sustainability and other social and public matters, is part of the charter for the Nominating and Corporate Governance Committee. The Company’s Corporate Responsibility executive sponsor and Board liaison provides updates to the Nominating and Corporate Governance Committee in advance of each meeting, which typically occurs 3 to 4 times per year. The Nominating and Corporate Governance Committee in turn reports to the full Board of Directors. The Corporate Responsibility executive sponsors also provide quarterly updates to the Corporate Responsibility Core team, and this team meets on a weekly basis and as needed.

On an annual basis, the Corporate Responsibility team presents progress against ESG targets to our CEO. Additionally, our CEO chairs the Company’s Capital Expenditure Committee and Investment Committee, which meet generally on a bi-weekly basis to review and approve significant investments including those identified to support our 2025 environmental targets and responsible investment strategies.

Corporate Responsibility Advisory Committee

To support our Board and CEO, the Corporate Responsibility team and executive sponsors formally engage and convene a cross-functional Corporate Responsibility Advisory Committee representing nearly every department at the Company. Several Advisory Committee members also serve on the Company’s Capital Expenditure Committee and Investment Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

We have also established distinct responsibilities across the Company’s functional areas to execute on our responsible investment strategies. These cross-functional responsibilities include asset-level sustainability assessments, 10-year capital plans, investment decisions, return on investment validation, project management, utility management and stakeholder engagement.

Diversity and Inclusion

The Company is committed to cultivating a diverse and inclusive environment that supports the development and advancement of all. We are committed to fostering a space where we listen, learn and act; treat each other as equals; show support and respect to each other and our partners; and encourage freedom of expression and understanding of differences. We appreciate that our employees’ unique viewpoints, diverse backgrounds and experiences working together lead us to better business outcomes and we attribute this, in part, to our ongoing success.

The Company’s CEO has joined the CEO Action for Diversity & Inclusion initiative and personally pledged to continue to advance diversity and inclusion within our workplace. The scope of this pledge supports equity for all, including ethnically or racially diverse persons, the LGBTQ community, people with different abilities, veterans and women.

FOUR GOALS: CEO PLEDGE FOR ACTION ON DIVERSITY & INCLUSION

Make the workplace a trusting place to have complex, and sometimes difficult, conversations	Implement and expand unconscious bias education	Share best–and even unsuccessful–practices	Have Board oversight for the Company’s action plans

CORPORATE GOVERNANCE AND BOARD MATTERS

In 2019, the Company introduced the concept of unconscious bias to employees via an online training module. This is a topic of awareness, training and education that the Company will continue to expand upon as part of its participation in the CEO Action for Diversity & Inclusion initiative. In 2020, the Company worked on formalizing its Diversity and Inclusion program, which was discussed as part of our business plan with our Board of Directors in February 2020. Additionally, the Company is working to further enhance its charitable giving over time and to develop additional holistic and integrated partnerships so that it can more directly support our Black and Brown communities.

Succession Planning

The Board is actively engaged in executive talent management and succession planning. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually and receives regular updates on employee engagement, diversity and retention matters. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Under the oversight of the Board, the Company’s CEO succession planning strategies have been successfully managed and implemented. When seeking a successor CEO, the Board has historically focused on internal candidates, drawing on the Company’s deep bench strength. The Company’s past three CEO’s, over a span of almost 20 years, have all come from within the organization. The Company follows the same approach with respect to other senior management positions. Both our new chief financial officer, Sourav Ghosh, and corporate controller, Joseph Ottinger, were internal candidates who had each been with the Company for over 10 years and were promoted into their new roles effective September 1, 2020 and January 1, 2021, respectively.

Political Contributions Policy and Trade Association Memberships

Under the Company’s longstanding policy, Company funds may not be used to contribute to candidates, political party committees, or political action committees. Company funds also may not be used to make direct independent expenditures to support or oppose political campaigns, to contribute to “social welfare” organizations organized under Section 501(c)(4) of the U.S. Internal Revenue Code or organizations organized under Section 527 of the Internal Revenue Code, or to support ballot measure committees. The Company does not have a political action committee.

The Company believes that participation in the public policy process is an important and essential means of enhancing stockholder value. To help us achieve this objective, the Company belongs to a number of trade associations (organized under Section 501(c)(6) of the Internal Revenue Code), which allows us to network, build business skills, advance our public agenda and related business goals and monitor industry policies and trends. Company participation in trade associations, including membership on a trade association board, does not mean that the Company agrees with every position a trade association takes on an issue. In fact, from time to time our positions may differ from those of the trade associations of which we are members.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Company makes payments to these associations, including membership fees and dues. Pursuant to the Company’s code of business conduct and ethics, the Company’s legal department oversees compliance with the Company’s policy on political contributions. The Nominating and Corporate Governance Committee discusses the Company’s political spending policies and disclosures. The chart below lists organizations receiving dues and other contributions from the Company totaling $25,000 or more between 2020 and 2016. Based on each organization’s records, we have listed below the portion of Company dues and other amounts that are used by each organization for lobbying.

Trade Association Memberships

	2020			2019			2018
U.S. Trade Association	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying

National Association of Real Estate Investment Trusts	$142,511	25	$35,628	$139,928	20	$27,986	$144,867		20	$28,973

US Travel Association	78,065	36	28,103	77,805	36	28,010	74,300		20	14,860

Real Estate Roundtable	35,000	65	22,750	35,000	65	22,750	35,000		65	22,750

The Real Estate Board of New York	0	0	0	0	0	0	29,000	(2)	9	2,520

American Hotel & Lodging Association (3)	0	0	0	80,570	18	14,503	75,608		18	13,609

Federal City Council	0	0	0	25,000	0	0	25,000		0	0

	2017				2016
U.S. Trade Association	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying

National Association of Real Estate Investment Trusts	$130,572		20	$26,114	$126,740		25	$31,685

US Travel Association	72,500		27	19,575	70,850		27	19,130

Real Estate Roundtable	30,000		65	22,750	30,000		65	19,250

The Real Estate Board of New York	29,000	(2)	9	2,520	29,000	(2)	7	1,960

American Hotel & Lodging Association (3)	74,072		36	26,665	198,085		36	24,881	(4)

Federal City Council	50,000		0	0	50,000		0	0

(1)	Lobbying percentages obtained from the respective trade association.

(2)	Of this amount, $28,000 was paid in dues and $1,000 was paid in contributions (no contributions were used for lobbying).

(3)	In addition to these totals, certain hotels owned by the Company also contribute to the AH&LA.

(4)	AH&LA only used dues (and not contributions) to fund its lobbying activities. The Company paid AH&LA $69,115 in dues in 2016.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings and Committees of the Board

Each quarter, our Board holds two-day meetings. Committee meetings typically occur the first day before the Board meeting. In addition to the quarterly meetings, there are other scheduled Board and committee meetings during the year. The Board met seven times in 2020. Throughout the pandemic, our Board has met frequently and regularly to understand the challenges faced by the Company due to the pandemic and to help guide the Company’s response, receiving regular updates from the management team. This is reflected in the additional meetings in 2020 as compared to prior years. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2020. Under our Corporate Governance Guidelines, our independent directors meet in executive session without management and did so after each quarterly Board meeting in 2020. Mr. Smith, the Lead Director, presided over the executive sessions of the non-management directors.

Host’s Board of Directors 2020 by the Numbers
meetings held by the Board of Directors (additional meetings for pandemic oversight)

times the independent directors met in Executive Session

total Board and Committee meetings

of Board members attended the Annual Meeting held on May 15, 2020

The Board has three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee, and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website at www.hosthotels.com. Copies of these charters are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?” Each committee consists entirely of independent directors in accordance with The Nasdaq Stock Market rules. The composition of each committee, including the designation of committee chairs, is determined annually by the Board, based on recommendations from the Nominating and Corporate Governance Committee. Assignments to committees are made based on a combination of factors, including each individual Board member’s expertise and the needs of the Company. The Board and the Nominating and Corporate Governance Committee consider rotating chair and committee assignments every three to five years, taking into account, among other considerations, the benefits of continuity and experience, the desirability of new perspectives and continual education and engagement for directors, the applicable regulatory and stock exchange requirements, and the appropriate distribution of work. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Audit

Members & Meetings	Committee Functions

Walter C. Rakowich (Chair) Sheila C. Bair Sandeep L. Mathrani John B. Morse, Jr. Mary Hogan Preusse A. William Stein Number of Meetings in 2020: 7

•  Appoints and oversees the independent auditors;

•  Approves the scope of audits and other services to be performed by the independent and internal auditors;

•  Interviews, discusses and approves the selection of the lead audit partner of the independent auditor;

•  Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•  Reviews the work and findings, if any, of the internal auditors;

•  Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•  Meets with the independent auditors, management representatives and internal auditors;

•  Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•  Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•  Reviews risk exposures and management policies.

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and financial expertise requirements of The Nasdaq Stock Market and qualifies as an “audit committee financial expert” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Nominating and Corporate Governance

Members & Meetings	Committee Functions

Gordon H. Smith (Chair) Mary L. Baglivo Sheila C. Bair Mary Hogan Preusse Walter C. Rakowich Number of Meetings in 2020: 4

•  Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•  Oversees the annual evaluation of the Board, its committees and, in conjunction with the Compensation Policy Committee, management;

•  Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Compensation Policy Committee of any modifications;

•  Reviews the composition—in terms of independence, experience, expertise, skills, diversity and special knowledge—and tenure of the Board and recommends nomination of Board members and addition of new members, as appropriate;

•  Ensures that the Board maintains its diversity;

•  Oversees the Company’s policies, programs and strategies related to environmental stewardship, responsible investment, corporate citizenship, human rights, human capital management and other social and public matters of significance to the Company;

•  Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—   selection and rotation of committee chairs and committee assignments; and

—   implementation, compliance and enhancements to the Company’s code of conduct and Corporate Governance Guidelines.

CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Policy

Members & Meetings	Committee Functions

Mary L. Baglivo (Chair) Sandeep L. Mathrani A. William Stein Number of Meetings in 2020: 6

•  Oversees compensation policies, plans and benefits for the Company’s employees;

•  Approves the goals, objectives and total target compensation of all executive officers of the Company and approves compensation for department heads and any employee earning more than $600,000 in annual target cash compensation;

•  Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•  Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•  Reviews and advises the Company on compensation trends and peer group practices;

•  Reviews the Company’s succession plans relating to the CEO and other senior management and discusses with the full Board;

•  Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices and employee engagement surveys;

•  Directs preparation of a report on executive compensation for inclusion in the Company’s annual proxy statement;

•  Reviews quarterly a “Culture Dashboard” which includes the demographics of the Company’s workforce and cultural initiatives; and

•  Oversees internal pay equity considerations and diversity and inclusion initiatives.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to engage, retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design and trends, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. The Committee met frequently in 2020 and early 2021 to consider the impacts of the pandemic on compensation, discuss peer practices in response to the pandemic and to make decisions to recognize management’s achievements in successfully navigating the pandemic while at the same time taking into account the adverse impact of the pandemic on stockholders and the employees of the Company’s hotel operators. Pay Governance assisted the Committee in this process and provided information on peer practices and trends. For a discussion of the Committee’s deliberations and decisions related to 2020 compensation, see “Compensation Discussion and Analysis—2020 Compensation Results.”

Pay Governance assisted the Committee in the design, structure and implementation of the current executive compensation program, and reviews, at the direction of the Committee, compensation levels, trends and practices at least annually. Pay Governance does not determine the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis—Our Compensation Program.” Pay Governance reports directly to the Committee, and representatives of Pay Governance, when requested, attend meetings of the Committee, are available to participate in executive sessions and communicate directly with the Committee Chair

CORPORATE GOVERNANCE AND BOARD MATTERS

or its members outside of meetings. Pay Governance has also served as a consultant retained by the Nominating and Corporate Governance Committee to assist the Committee with its review of the compensation of independent directors. Pay Governance is retained by and conducts its work at the direction and request of, the Board committees. It is not retained by, and does no work directly for, the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Compensation Policy Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded that their work for the Committee does not raise any conflicts of interest.

The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee but did not do so in 2020. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees all of our compensation policies and practices. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance in support of the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed at each Board meeting, and the strategic plan is addressed annually. Performance measures for long-term incentives are strategic goals of the Company, established annually and are tied to the business plan and budget, and total stockholder return measured over a three-year period. The total achievable compensation for the year is capped at the beginning of the performance year throughout our compensation programs. The Compensation Policy Committee reviews the compensation of executives, department heads and that of any employee earning more than $600,000 in annual target cash compensation, which includes salary and bonus. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee that served during 2020 is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During 2020, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board or its Compensation Policy Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Process for Selecting Directors

The Nominating and Corporate Governance Committee screens candidates and recommends candidates for nomination by the full Board. The Company’s Charter and Bylaws provide that the size of the Board may range from three to thirteen. The Board currently believes that an appropriate size is nine to eleven members, allowing, however, for changing circumstances that may warrant a higher or lower number. The Committee considers director candidates suggested by members of the Committee, other directors, stockholders (as discussed below) and management.

In 2020, the Board engaged an independent third-party firm to conduct a board composition study and to identify and evaluate director candidates. The study assisted the Board in assessing the current mix of Board skills and in identifying skills and qualifications that the Board may consider as it evaluates director candidates. The Board seeks a complimentary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board and Company confront. This includes a commitment to racial and ethnic diversity and the Board is actively recruiting candidates that would enhance the racial and ethnic diversity of the Board.

Stockholder Nominations and Recommendation of Director Candidates

The Committee considers any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to: Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Secretary.

In addition, we amended our Bylaws in 2016 to permit a stockholder (or group of up to 20 stockholders) who has owned at least 3% of our outstanding common stock continuously for at least three years to submit director nominees for the greater of two individuals or 20% of the Board for inclusion in our proxy statement if the stockholder(s) and nominee(s) meet the requirements of the Bylaws.

Stockholders who would like to nominate a candidate for director for inclusion in the Company’s proxy statement, or who would like to nominate a director candidate that is not intended to be included in the Company’s proxy statement must in each case comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

HOW WE BUILD A BOARD THAT IS RIGHT FOR HOST

The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. The graphic below describes the ongoing Nominating and Corporate Governance Committee process to identify highly qualified candidates for Board service.

Consider current Board skill sets and needs	Ensure Board is strong in core competencies of strategic oversight, corporate governance, stockholder advocacy and leadership and has diversity of expertise, perspective and background
Consider qualified candidates	Looking for exceptional candidates that possess integrity, independent judgement, broad business experience, diversity and a skill set to meet existing or future business needs
Check conflicts of interest and references	All candidates are screened for conflicts of interest, and all directors are independent, except the CEO and Chairman
Nominating and Corporate Governance Committee	Considers shortlisted candidates; after deliberations, Committee recommends candidates for election to the Board
Full Board of Directors	Dialogue and decision with a commitment to refreshment and diversity

Outcome • Added four highly qualified directors since 2016 that bring the following skills and traits to our Board:

— Public company CEO — Financial and accounting expertise — Executive leadership	— Real estate and REIT knowledge — Governance experience — Financial and capital markets expertise

• Four of the last six Board members added are either women or bring ethnic diversity to the Board

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2021.

KPMG LLP has been retained as the Company’s independent registered public accountant since 2002. In determining whether to reappoint the independent accountant, the Audit Committee considers several factors including:

•	the length of time the firm has been engaged;

•	the firm’s independence and integrity;

•	the quality of the discussions with the independent accountant and its annual assessment of the past performance of both the lead audit partner and KPMG;

•	data relating to audit quality and performance; and

•	the appropriateness of KPMG’s fees.

Considerations leading to the retention of KPMG included its strong capability and expertise within our industry and the benefits gained from KPMG’s institutional knowledge and deep expertise regarding the Company’s complex operations, accounting policies and practices, and internal control over financial reporting. Another factor included the expertise of the lead audit partner, a very senior partner with significant experience in the lodging and REIT industry and national exposure. A new lead audit partner is designated at least every five years as required by the SEC to ensure continued independence and to provide a fresh perspective. The Audit Committee and its Chair were directly involved in the selection of the current lead audit partner. In addition, the Audit Committee reviewed and discussed the results of the firm’s reports on its quality controls and external assessments, including the results of inspections conducted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is also responsible for the negotiation of audit fees associated with the Company’s retention of KPMG LLP and set forth below are KPMG’s fees for 2020 and 2019. The Audit Committee believes that these fees are reasonable and competitive.

The Audit Committee also has a long-standing policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent registered public accountant, which is summarized below, as part of the controls and processes that help ensure KPMG’s continued independence.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2021.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2020 and 2019:

	2020	2019

Audit fees (1)	$2,233,000	$3,092,000

Audit-related fees (2)	31,000	92,000

Audit and audit-related fees	2,264,000	3,184,000

Tax fees	—	—

All other fees	—	—

Total Fees	$2,264,000	$3,184,000

(1)

Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations.

(2)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan and attestation regarding the Company’s issuance of a green bond.

The Audit Committee concluded that the provision of audit-related services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2020 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services (and corresponding cost levels) that may be provided by the independent registered public accountants under this general pre-approval without obtaining specific pre-approval from the Audit Committee. Services performed under this annual approval are communicated on a timely basis to the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial reporting oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Exceptions to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as the Company’s internal auditors. PricewaterhouseCoopers LLP reports to the Audit Committee and the purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

To Our Stockholders:

The following six directors serve on the Audit Committee: Walter C. Rakowich (Chair), Sheila C. Bair, Sandeep L. Mathrani, John B. Morse, Jr., Mary Hogan Preusse and A. William Stein. None of these directors are officers or employees of Host Hotels & Resorts, Inc. (the “Company”), and all meet the independence requirements of the Nasdaq Stock Market and Rule 10A-3 of the Exchange Act. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee operates under a written charter adopted by the Board of Directors that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.hosthotels.com, by clicking on “Our Company” and then “Governance.” The Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors to reflect the evolving role of the Audit Committee. The Audit Committee held seven meetings in 2020.

The Audit Committee serves as the representative of the Board of Directors of the Company for general oversight of the Company’s financial accounting and reporting, system of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accounting firm, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers, LLP, acting as non-independent registered public accountants in its performance as the Company’s internal auditor, is responsible for assisting the Company’s review and the effectiveness of its internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of KPMG LLP’s lead engagement partner. The Audit Committee believes that the continued retention of KPMG LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. Among the factors considered by the Audit Committee in reaching this recommendation are the following: the quality of KPMG LLP’s staff, work and quality control; its expertise in the real estate investment trust and hospitality industries; its independence from the Company; the quality and candor of its communications with the Company and the Audit Committee; and the benefits of its tenure as auditor, including enhanced audit quality and competitive fees.

The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm. In this context, the Audit Committee has:

•  reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2020, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•  discussed with both the Company’s internal and independent registered public accounting firm the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting;

•  discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;

•  received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•  discussed with KPMG LLP their independence from the Company and its management, including the compatibility of non-audit services, if any, with maintaining their independence.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2020. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 25, 2021.

The Audit Committee

Walter C. Rakowich, Chair

Sheila C. Bair

Sandeep L. Mathrani

John B. Morse, Jr.

Mary Hogan Preusse

A. William Stein

PROPOSAL 3 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide the opportunity to earn a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation programs include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation “at-risk” increases.

•

Annual cash incentive program is 100% performance based and tied to achievement of predetermined corporate financial measures and individual performance in support of the Company’s annual business plan.

•

Long term incentive program that is predominately performance based and tied to the achievement of corporate financial, operating and strategic objectives as well as relative stockholder return. Certain of these performance goals were not met for 2020 and a significant portion of each award was subsequently forfeited.

•

CEO pay ratio of 51 to 1 as compared to our median employee. The Company’s CEO pay ratio ranks within the lowest 5% among S&P 500 companies and is 3.5x lower than the median ratio for S&P 500 companies (178:1).

•

The Compensation Policy Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data, and the Compensation Policy Committee engages an independent consultant to independently review key aspects of our executive compensation programs annually.

The Compensation Policy Committee and the Board believe that these policies are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incenting the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Compensation Policy Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2021 EMPLOYEE STOCK PURCHASE PLAN

Overview

We are requesting that stockholders approve the amendment and restatement of our existing Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan was adopted as a means of providing eligible employees the opportunity to purchase shares of our common stock at a discounted price to assist employees in acquiring a stock ownership interest in the Company. We sometimes refer to the proposed amended and restated Employee Stock Purchase Plan as the “Restated Purchase Plan.”

The Board of Directors approved the Restated Purchase Plan on February 4, 2021, subject to approval of the Restated Purchase Plan by the stockholders at the annual meeting. If approved by our stockholders, the Restated Purchase Plan would, among other things:

1.	Increase the number of shares of our common stock reserved for issuance under the Purchase Plan by 400,000 shares; and

2.	Grant the Compensation Policy Committee (the “Compensation Committee”) greater flexibility in its administration of the Purchase Plan.

If the stockholders approve the Restated Purchase Plan, the Restated Purchase Plan will become effective on May 20, 2021, the date of the annual meeting of stockholders.

We strongly believe that an employee stock purchase program is a necessary and powerful incentive and retention tool that benefits all stockholders. As of March 1, 2021, a total of 812,896 shares of our common stock were reserved under the Purchase Plan and a total of 17,052 shares of common stock remained available for future purchase.

For the purchase period commencing on April 1, 2021, the purchase of shares of common stock under the Purchase Plan is subject to approval of the Restated Purchase Plan by our stockholders at the annual meeting. If our stockholders approve the Restated Purchase Plan, an additional 400,000 shares will be reserved for issuance under the Restated Purchase Plan and available for purchase beginning with purchase periods commencing on or after April 1, 2021. If our stockholders do not approve the Restated Purchase Plan, then the Restated Purchase Plan will have no force and effect, the proposed 400,000 additional shares will not become available for purchase under the Purchase Plan and any purchase options for the purchase period that commenced on April 1, 2021 will not be exercised and will immediately terminate.

We believe that employee stock ownership in our Company creates long-term participation in the Company, helps us retain talent and aligns the interests of our employees with the interests of our stockholders. Accordingly, we are recommending approval of the Restated Purchase Plan in order to continue encouraging stock ownership opportunities for our employees.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2021 EMPLOYEE STOCK PURCHASE PLAN

Material Amendments Included in the Restated Purchase Plan

Increase in Share Reserve

There are 812,896 shares of our common stock currently authorized for issuance under the existing Purchase Plan. As of March 1, 2021, there were 17,052 shares of common stock remaining available under the Purchase Plan for future purchase. If approved by the stockholders, the Restated Purchase Plan will provide for an increase of 400,000 shares over the remaining shares. The Purchase Plan was originally adopted in 1998 with an initial authorization of 600,000 shares. Apart from a proportionate adjustment of 12,896 shares to account for the Company’s 2009 stock dividend, there has been only one previous increase of the authorized shares since 1998, which was the 200,000 share increase approved by stockholders at the 2016 annual meeting.

In determining to approve an increase in the number of shares of common stock reserved under the Purchase Plan, the Compensation Committee considered the following:

•

Unless the Restated Purchase Plan is approved by our stockholders, we will no longer have a sufficient number of shares available to continue offering our eligible employees the opportunity to purchase shares under the Purchase Plan. As a result, we will be unable to use the Purchase Plan as an incentive and retention tool for employees that benefits all of our stockholders. The increased share reserve under the Restated Purchase Plan will enable us to continue our policy of equity ownership by employees as an incentive to contribute to our success.

•

We expect the proposed aggregate share reserve under Restated Purchase Plan to provide us with enough shares for approximately five years, assuming employee participation in the Restated Purchase Plan is consistent with historical levels and further dependent on the price of our shares and hiring activity during the next few years. We cannot predict our future share usage under the Restated Purchase Plan, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Purchase Plan could last for a shorter or longer time.

Greater Administrative Flexibility

The Compensation Committee has general authority to make rules and regulations for the administration of the Purchase Plan. The Restated Purchase Plan gives the Compensation Committee greater flexibility in its administrative authority. For example, under the Restated Purchase Plan the Compensation Committee is permitted to:

•	Impose a limit on the maximum number of shares that may be purchased by a participant during a purchase period;

•

Change the purchase price discount; provided that the purchase price may not be less than the lesser of 85% of the fair market value of a share on the first day of a purchase period or the last day of a purchase period;

•	Make proportionate adjustments to the Restated Purchase Plan to maintain intended benefits in the event of certain additional corporate transactions or events;

•	Determine the amount of base compensation a participant may contribute to the Restated Purchase Plan during a purchase period; and

•	Make a pro-rata allocation of shares in the event there are insufficient shares available for purchase under the Restated Purchase Plan.

Other Amendments Included in the Restated Purchase Plan

Definition of “Fair Market Value”

The Restated Purchase Plan modifies the definition of “fair market value” to reflect our practice of using the closing price of a share on a given date to determine the relevant purchase price.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2021 EMPLOYEE STOCK PURCHASE PLAN

Permissible Amendments

The Restated Purchase Plan removes the requirement to obtain stockholder approval for amendments to change the administration of the Restated Purchase Plan.

Issuance of Shares

The Restated Purchase Plan gives us flexibility to delay the issuance of shares under the Restated Purchase Plan under certain circumstances, including if necessary to comply with federal or state securities or other laws, rules and regulations; until payment of all amounts that are required to be withheld under federal, state or local law; or as necessary for the proper administration of the Restated Purchase Plan.

Removal of Purchase Period Share Limit

In anticipation of potentially diminishing the share reserve under the Purchase Plan prior to the 2021 annual stockholders meeting, in June 2020 the Compensation Committee approved an amendment to the Purchase Plan that limited the maximum aggregate number of shares that could be purchased during a purchase period to 12,000 shares. The number of shares that could be purchased by an individual participant during any such purchase period was determined by dividing 12,000 shares by the number of participants in the Purchase Plan on the first day of such purchase period. These purchase limits will no longer be necessary following the increase to the share reserve under the Restated Purchase Plan.

Why You Should Vote for the Restated Purchase Plan

The Restated Purchase Plan will continue to align the interests of our employees with those of our stockholders through increased stock ownership. We firmly believe that the Purchase Plan is a necessary and powerful incentive and retention tool that benefits our stockholders. Specifically, the Restated Purchase Plan will enable us to continue to: (1) provide eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions or elective contributions, (2) enhance our employees’ sense of participation in the performance of the Company and (3) provide an incentive for continued employment.

Summary of the Restated Purchase Plan

The principal features of the Restated Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Restated Purchase Plan itself, which is included as Appendix A.

General Nature and Purpose. The Restated Purchase Plan is intended to enable eligible employees of the Company, Host Hotels & Resorts, L.P. (our “operating partnership”) and participating subsidiaries to purchase shares of our common stock at a discounted price through payroll deductions (or elective contributions) and thus to benefit us by increasing employees’ interest in our growth and success. Employees make such purchases by participation in quarterly purchase periods under the Restated Purchase Plan.

Administration. The Board of Directors or a committee of the Board of Directors is authorized to administer the Purchase Plan. Unless otherwise determined by the Board of Directors, the Restated Purchase Plan will be administered by the Compensation Committee. Subject to the provisions of the Restated Purchase Plan, the Compensation Committee will have the authority to interpret the terms of the Restated Purchase Plan and prescribe rules as to its administration.

Shares Subject to the Restated Purchase Plan. The Purchase Plan currently provides for the issuance of up to 812,896 shares of our common stock (of which 17,052 shares remained available for future purchase as of March 1, 2021). If this Proposal 4 is approved, 1,212,896 shares will be available for purchase under the Restated Purchase Plan, which includes the 812,896 shares previously authorized and the proposed increase of 400,000 shares pursuant to this Proposal.

Eligibility. Unless otherwise determined by the Compensation Committee, all employees will be eligible to participate in the Restated Purchase Plan if they are employed by us, our operating partnership or a participating

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2021 EMPLOYEE STOCK PURCHASE PLAN

subsidiary on the first day of the applicable purchase period. Notwithstanding the foregoing and unless otherwise determined by the Compensation Committee, the following employees are ineligible to participate in the Restated Purchase Plan; (i) employees whose customary employment is for not more than five (5) months in any calendar year; (ii) employees whose customary employment is twenty (20) hours or less per week; and (iii) any employee who, after the grant of rights to purchase our common stock under the Restated Purchase Plan would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock. With respect to participating subsidiaries, our Board of Directors or the Compensation Committee must first approve participation in the Restated Purchase Plan by employees of each such subsidiary, and our Board of Directors or the Compensation Committee may at any time, in its sole discretion, withdraw participation in the Restated Purchase Plan from the employees of a subsidiary. As of March 1, 2021, there were 156 employees eligible to participate in the Purchase Plan, of whom 90 were participating.

Grant of Rights and Purchase Limits. Eligible employees will be offered the opportunity to purchase our common stock under the Restated Purchase Plan during purchase periods. The purchase periods will occur each calendar quarter, or such other period as the Compensation Committee may designate, not to exceed 27 months in length. The current purchase period under the existing Purchase Plan began on April 1, 2021 and will end on June 30, 2021. Subject to stockholder approval of the Restated Purchase Plan at the annual meeting, participants’ options to purchase our common stock will be automatically exercised on the last day of the purchase period for the maximum number of full shares of our common stock which the accumulated funds in the participant’s account at that time will purchase at the applicable purchase price per share. Any funds remaining in the participant’s account that are insufficient to purchase a full share will be refunded to the participant. No participant may purchase more than $25,000 worth of shares during any calendar year (based on the fair market value per share of our common stock on the first day of each purchase period in which the employee participates in the Purchase Plan for that year). In addition, the Compensation Committee may limit the maximum number of shares that a participant may purchase during any purchase period. In the absence of a designation by the Compensation Committee, no such limit will apply other than the $25,000 per year limit noted above.

Assignment. No participant may assign or transfer rights under the Purchase Plan (including rights in the option to purchase our common stock). Any payment of cash or issuance of shares under the Purchase Plan will be made only to the employee (or, in the event of the employee’s death, to the employee’s estate).

Purchase Price. Unless otherwise determined by the Compensation Committee, the purchase price per share under the Restated Purchase Plan is the lesser of (1) 90% of the fair market value of a share of our common stock on the first day of the purchase period and (2) 90% of the fair market value of a share of our common stock on the last day of the purchase period; provided that the purchase price may not be less than 85% of the fair market value of a share on the first day of the purchase period or the last day of the purchase period, whichever is lower (the “Purchase Price Threshold”). The fair market value per share of our common stock on a given date under the Restated Purchase Plan is generally the closing price per share of our common stock on The Nasdaq Stock Market on such date. On March 1, 2021, the closing price per share of our common stock on The Nasdaq Stock Market was $16.42.

Payment of Purchase Price. The purchase price of the shares is generally accumulated by payroll deductions over the purchase period, or, alternatively, through elective contributions by the participant on each pay day during the purchase period. Unless otherwise determined by the Compensation Committee, the amount deducted or contributed by a participant generally equals any multiple of 1% (up to a maximum of 10%) of the participant’s “base compensation” (as defined by the Compensation Committee). These payroll deductions or contributions are credited to the participant’s account under the Restated Purchase Plan and are included with our general funds.

Withdrawal. Participants may voluntarily end their participation in the Restated Purchase Plan and will be refunded any funds remaining in their account under the Purchase Plan that have not yet been used to purchase shares of our common stock.

Termination of Employment. Termination of a participant’s employment for any reason, other than retirement or total or permanent disability in certain circumstances (as described below), cancels the participant’s participation

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2021 EMPLOYEE STOCK PURCHASE PLAN

in the Restated Purchase Plan immediately. In such event, the participant will be refunded any funds remaining in the participant’s account under the Purchase Plan that have not yet been used to purchase shares of our common stock. If the employment of a participant is terminated by reason of the participant’s retirement or total or permanent disability, in either case, not more than one month before the end of a purchase period, the participant will cease to contribute to the Purchase Plan upon such retirement or disability, but the amounts accrued in the participant’s account will be used to purchase shares under the Restated Purchase Plan on the last day of such purchase period.

Share Proration. If the total number of shares of our common stock which could be purchased exceeds the total number of shares available for issuance under the Restated Purchase Plan on the first day of the purchase period or on the last day of the purchase period, the Compensation Committee may make a pro-rata allocation of shares available for purchase under the Purchase Plan and shall either continue all purchase periods then in effect or terminate any or all purchase periods then in effect.

Capital Changes. In the event that the Company declares a stock dividend or stock split or reclassifies its stock, or in the event of any change in control, reorganization, merger, recapitalization or other corporate transaction or event, the purchase price per share of our common stock under the Restated Purchase Plan, the number of shares of our common stock reserved for issuance under the Purchase Plan, and the limit on the maximum number of shares of our common stock that may be purchased during each purchase period, if any, will be adjusted proportionately.

Amendment and Termination of the Restated Purchase Plan. The Restated Purchase Plan may be amended at any time by our Board of Directors or the Compensation Committee or terminated at any time by our Board of Directors. However, without approval of our stockholders, no amendment will be made (1) changing the number of shares of our common stock reserved for issuance under the Restated Purchase Plan (except for adjustments pursuant to capital changes or corporate transactions, as described above), (2) decreasing the Purchase Price Threshold, (3) changing the classification of employees eligible to participate in the Restated Purchase Plan or (4) as may be required by any applicable law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences to an employee who participates in the Restated Purchase Plan. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant in the Restated Purchase Plan should rely on the advice of his or her legal and tax advisors.

The Restated Purchase Plan authorizes the grant of rights to purchase our common stock that do not qualify under Section 423 of the Internal Revenue Code of 1986, as amended. Accordingly, a participant in the Restated Purchase Plan will have compensation income equal to the value of our common stock on the day the participant purchases our common stock, less the purchase price. When a participant sells our common stock purchased under the Restated Purchase Plan, the participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of our common stock on the day the stock was purchased. This capital gain or loss will be long-term if the participant held our common stock for more than one year and otherwise will be short-term. Any compensation income that a participant receives upon the purchase of shares of our common stock under the Restated Purchase Plan is subject to withholding for income, Medicare and social security taxes, as applicable. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual Form W-2, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2021 EMPLOYEE STOCK PURCHASE PLAN

New Plan Benefits

The benefits that will be awarded or paid in connection with the Restated Purchase Plan are not currently determinable. Because benefits under the Restated Purchase Plan will depend on employees’ elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the Restated Purchase Plan is approved by the Company’s stockholders. No shares will be purchased on the basis of the increase to the share reserve under the Restated Purchase Plan unless our stockholders approve the Restated Purchase Plan at the annual meeting.

Existing Plan Benefits

The following table sets forth, with respect to the individuals and groups identified therein, the number of shares of our common stock that were purchased under the Purchase Plan through December 31, 2020:

Name and Position	Dollar Value ($) (1)	Number of Shares Purchased (#)

James F. Risoleo, President and Chief Executive Officer	—	—

Sourav Ghosh, Executive Vice President and Chief Financial Officer	—	—

Brian G. Macnamara, Former Senior Vice President, Principal Financial Officer & Corporate Controller	—	—

Nathan S. Tyrrell, Executive Vice President, Chief Investment Officer	36,516	2,496

Julie P. Aslaksen, Executive Vice President, General Counsel & Secretary	—	—

Joanne G. Hamilton, Executive Vice President, Human Resources	—	—

All current executive officers as a group (9 persons)	223,663	15,288

All current directors who are not executive officers as a group (8 persons) (2)	—	—

All employees, including all current officers who are not executive officers, as a group (122 persons)	11,419,681	780,566

(1)	Amounts shown represent the weighted average purchase price. The closing price per share of our common stock on The Nasdaq Stock Market on December 31, 2020 was $14.63.

(2)	Our directors are not eligible to participate in the Purchase Plan.

The Board of Directors unanimously recommends a vote “FOR” approval of the Restated Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation program and practices, and the decisions that the Compensation Policy Committee of the Board of Directors (the “Compensation Committee”) has made under the program. The CD&A focuses on our named executive officers for 2020, who were:

James F. Risoleo	President and Chief Executive Officer
Sourav Ghosh	Executive Vice President, Chief Financial Officer
Brian G. Macnamara	Senior Vice President, Principal Financial Officer (through August 31, 2020) & Corporate Controller
Nathan S. Tyrrell	Executive Vice President, Chief Investment Officer
Julie P. Aslaksen	Executive Vice President, General Counsel & Secretary
Joanne G. Hamilton	Executive Vice President, Human Resources & Corporate Responsibility

CD&A Table of Contents

The Company’s Response to the COVID-19 Pandemic and 2020 Company Performance Highlights

The COVID-19 pandemic has represented an unprecedented challenge for the lodging industry and the Company. In the face of a rapid decline in our business we responded thoughtfully and swiftly to ensure that key actions were taken to support and protect our stockholders, employees, communities and hotels, all of which have contributed to our success in navigating the pandemic thus far.

•

Our stockholders: We reduced expenses, maximized our liquidity position, and initiated three key strategic objectives to accelerate our recovery by: working with our operators to improve our hotel operating model, positioning our hotels to gain market share through renovations, and strategically allocating capital.

COMPENSATION DISCUSSION AND ANALYSIS

•

Our employees: We ensured that our employees were safe, supported and connected during and after our transition to a remote work environment and provided flexibility and expanded benefits to employees as they navigate through the pandemic.

•	Our communities: We provided critical support to communities in our key markets in the form of financial relief, hunger relief, medical supplies and industry recovery efforts.

•

Our hotels: We supported our world-class operators in their efforts to implement new policies and procedures to protect the safety of guests and hotel employees and reduce the Company’s operating costs.

In order to be successful in these efforts in 2020, we mitigated the near-term business impact of the COVID-19 pandemic and at the same time explored the long-term opportunities created by this unprecedented crisis. We relentlessly pursued key business objectives focused on maximizing cash and preserving liquidity; securing changes to the hotel operating model to achieve permanent cost savings; thoughtfully pursuing capital improvements to our properties; maintaining our commitment to sustainability leadership in a challenging year; and proactively engaging with stockholders. Achievements against these objectives became key components of our long-term incentive compensation program for the year, which helped ensure our executives were focused on promoting the tasks that would successfully guide the Company through the unique challenges of the pandemic.

Some of the performance highlights for 2020 include:

•

Expense Reductions: We worked with our operators to reduce portfolio-wide hotel operating costs by over 65%, excluding severance, in 2020 compared to the prior year, by continuing to suspend or scale back operations at hotels. We continued to review operating costs with hotel managers at varying levels of occupancy with a focus on modernizing brand standards, streamlining operating departments and accelerating the adoption of cost-saving technology.

•

Prudent Balance Sheet Management: We maintained our investment grade rating on our senior long-term unsecured notes and issued $750 million of 3.5% Senior notes due 2030 and repaid or redeemed 100% of $450 million principal amount of 4.750% Senior notes due 2023, thereby extending the Company’s weighted average debt maturity, maintaining its weighted average interest rate and further augmenting its cash position.

•

Capital Improvements: We invested $499 million in capital improvements at our properties, taking advantage of reduced construction costs while completing projects at a time when disruption is minimized due to reduced demand. We continued completion of the Marriott transformational capital program, our multi-year program with Marriott International to renovate 16 properties. Marriott provided certain operating profit guarantees, which helped reduce cash required to continue construction during the year. Additionally, we continued construction on value enhancement and return on investment projects and we believe these renovations will position these hotels to capture additional revenues during the economic recovery.

•

Sustainability Leadership: We continued to invest in environmental, social and governance (ESG) initiatives that increase the value of our portfolio, while being recognized as a global industry leader in sustainability. We were named to the Dow Jones Sustainability Index (DJSI) World—which recognizes global sustainability leaders across all industries—for the second consecutive year and were included in the DJSI North America for the fourth consecutive year. We were among the top 3% of companies globally and one of only four real estate companies in the United States that were included on CDP’s A List—which names the world’s leading companies on environmental performance—in addition to being named to CDP’s Supplier Engagement Leaderboard. We were also included among the world’s most sustainable companies in S&P Global’s Sustainability Yearbook and named one of America’s Most Responsible Companies by Newsweek, ranking number 48 on the list and the top REIT. We are on track to meet our 2025 GHG emissions, energy usage, water usage and waste diversion targets, and have made progress on our new renewable energy target. As part of our low carbon transition plan, our 2025 emissions target is verified by the Science Based Targets initiative at the 1.5[o]C ambition level, making Host the first hospitality company and among the first three real estate companies in North America to set emissions reduction targets in line with the Paris Agreement’s highest level of ambition. Additionally, we introduced a refreshed CR strategic

COMPENSATION DISCUSSION AND ANALYSIS

framework including ESG-aligned themes and established new social targets for 2025 related to unconscious bias training, employee engagement surveys and a diverse candidate pool for externally sourced executive level positions to complement our environmental targets. We also incorporated full TCFD and SASB disclosures in our Corporate Responsibility Report. Lastly, our corporate headquarters in Bethesda, Maryland achieved LEED® Gold certification and was certified as a Fitwel® Multi-Tenant Whole Building, recognizing our commitment to health and well-being.

•

Stockholder Engagement: In 2020, we significantly expanded governance and ESG-focused stockholder outreach. We assembled a cross-functional senior leadership team that included members of our Legal, Human Resources, Sustainability, Development, Design & Construction, and Investor Relations functions to support this engagement effort. We reached out to investors representing approximately 70% of our outstanding shares, and held conversations with investors representing approximately 43% of our stockholder base. Through this productive engagement process, we gained a clearer understanding of issues that are important to stockholders and provided stockholders with greater transparency into our business, ESG initiatives and practices, and approach to executive compensation.

For more complete information about our 2020 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. For more information on our corporate sustainability program please refer to our 2020 Corporate Responsibility Report which is available on our website at www.hosthotels.com.

Our Compensation Program

The Compensation Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, to assist in its review. The Compensation Committee annually approves the design and structure of our executive compensation program, which provides for flexibility in light of changing times and stockholder feedback. Our long-standing compensation philosophy, which has supported our business and talent needs over the past decade and the various economic cycles we have experienced, consists of the following principles:

Foster a strong relationship between stockholder interests and executive compensation	Provide annual and long-term incentives that emphasize performance-based compensation	Provide overall levels of compensation that attract, retain and motivate talented executives

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Program

Our compensation program has three key elements—a base salary, an annual cash incentive, and a long-term incentive. The mix of target total direct compensation for 2020 for our CEO and the average of our other named executives is shown in the charts below. Importantly, our compensation program seeks to maximize the alignment between stockholder results and executive compensation by emphasizing variable pay tied to performance, with the majority of the opportunity based on annual and long-term incentive compensation.

CHIEF EXECUTIVE OFFICER

AVERAGE OF OTHER NAMED

EXECUTIVE OFFICERS

The following table summarizes the key elements of target direct compensation for our 2020 executive compensation program. Our incentives are designed to drive overall corporate performance, achieve strategic goals, and focus individual performance using measures that correlate to stockholder value. As illustrated in the table, we tie our executive compensation program to our long-term business strategy by keeping our executive officers focused on, and rewarding them for, their achievement of goals and the fulfillment of activities that support both annual and long-term Company performance goals.

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY OF 2020 EXECUTIVE COMPENSATION PROGRAM DESIGN

CASH COMPENSATION			EQUITY COMPENSATION
	Base Salary	Annual Cash Incentive Awards	Performance-Based Long-Term Incentive Awards	Time-Based Long- Term Incentive Awards
Key Characteristics	• Fixed compensation component payable in cash.	• At risk compensation component payable annually in cash.	• 60% of the value of equity awards is performance-based.	• 40% of the value of equity awards is time-based.
	• Reviewed annually and adjusted when appropriate.	• Amount payable is based on actual performance against annually established goals.	• One-half of the performance-based equity award is eligible to vest annually based on achievement of pre-determined corporate strategic objectives.	• Equity award that vests in annual installments over three years.
• One-half of the performance-based equity award is eligible to vest at the end of three years based on relative TSR performance.
Why We Pay This Element and How it Incentivizes Execution of Our Strategy	• Provide a base level of competitive cash compensation for executive talent. • Only component of compensation that is fixed.

•  Motivate and reward executives for performance based on the Company’s achievement of key financial measures and individual performance based on each executive’s contribution to achieving the Company’s annual business plan.

			• Motivate and reward executives for performance on key measures. • Align the interests of executives with long-term stockholder value.	• Align the interests of executives with long-term stockholder value • Retain executive talent.
• Focus all executives on the same Company-wide strategic initiatives
• Measures collective success at achieving pre-determined goals that drive stockholder value
How We Determine Amount	• Experience, job scope, market data, and individual performance. • Salaries of the named executive officers and department heads are approved by the Compensation Committee.	• Formulaic determination with a limit on the maximum amount payable.	• Target awards are based on job scope, market data, and individual performance.
• Amount of the awards that ultimately vest is capped and is based on performance against corporate strategic objectives and relative TSR performance.

COMPENSATION DISCUSSION AND ANALYSIS

Target Compensation for 2020

The Compensation Committee annually reviews and approves total target direct compensation for senior executives. This consists of a salary, an annual cash incentive based on the “target” level of performance, an award of performance-based restricted stock units valued based on the “target” level of performance and an award of time-based restricted stock units that vest over three years.

Data from three sources provided by Pay Governance, its independent consultant, were approved by the Committee for use in setting target compensation: (1) pay data reported in 2018 proxy filings for peer companies, (2) general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) NAREIT survey data focused on companies of similar size in terms of total capitalization. For more information on these data sources, the specific peer companies used and the Committee’s benchmarking process, see “Role of the Compensation Committee, Market Data and Peer Group” in this CD&A.

The Committee used these data sources as a reference point to inform its establishment of compensation levels but did not target a specific compensation level relative to the data sources for any named executive officers. Based on its review, the Committee approved target total compensation for the named executive officers in February 2020. The chart below shows the elements of total target direct compensation for 2020 and provides a comparison of the total to 2019. It does not include other benefits or perquisites provided. As shown in the table below, target compensation for all named executive officers stayed the same or increased only modestly compared to 2019.

•

Mr. Risoleo’s compensation for 2020 was recommended by the Committee and approved after review and discussion of CEO performance with the independent directors of the Board. Mr. Risoleo’s target compensation for 2020 increased $600,000, primarily in the form of increased target long-term incentive opportunity, to better position his target compensation close to the median of the peer group, as his target compensation had previously been below the peer group median. The increase in target compensation for Mr. Risoleo was intended to recognize his growth in the role of CEO and demonstrated strong leadership in implementing strategic and corporate initiatives. Highlights of his performance in 2019 which were discussed as part of the compensation increase for Mr. Risoleo included: the acquisition of the 1 Hotel South Beach and sales of 13 properties; enhanced outreach to the Company’s largest stockholders and investor targets; the effectiveness of Host’s industry leading Corporate Responsibility program; the successful implementation of the two year-long technology transformation initiative, including implementation of a new enterprise resource planning system; and the continued improvement of the Company’s balance sheet, maximizing liquidity and flexibility toward the end of the lodging cycle, and as a result the Company entered 2020 well positioned relative to lodging peers at the outset of the pandemic.

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Mr. Ghosh’s increase in target compensation was a result of his promotion to executive vice president, corporate strategy and analytics effective January 1, 2020. In addition, effective September 1, 2020, Mr. Ghosh was promoted to chief financial officer and received a salary increase in connection with his new role as discussed below. Because the annual cash incentive is paid as a percentage of salary earned during the year, this also increased his 2020 target annual incentive on a pro-rated basis. In 2020, Mr. Ghosh did not receive any additional long-term incentive award in connection with his promotion to chief financial officer.

•

Mr. Macnamara’s increase in target compensation was in connection with him serving as interim principal financial officer effective January 1, 2020. When it became clear that Mr. Macnamara would be serving in this role through most of 2020, the Committee approved a salary increase for Mr. Macnamara from $335,000 to $350,000 effective May 1, 2020 in recognition of his ongoing, enhanced skill set following the appointment and an additional amount of $15,000 per month for May through December 2020 in connection with his service as interim principal financial officer in 2020.

COMPENSATION DISCUSSION AND ANALYSIS

2020 Target Direct Compensation

	Salary (1)	Annual Cash Incentive	Long-Term Incentives (2)	Total Target Direct Compensation 2020	Total Target Direct Compensation 2019

Mr. Risoleo	$1,000,000	$1,600,000	$6,500,000	$9,100,000	$8,500,000

Mr. Ghosh	466,667	466,667	600,000	1,533,333	924,997

Mr. Macnamara	465,041	325,529	280,500	1,071,070	850,000

Mr. Tyrrell	576,800	576,800	1,880,000	3,033,600	3,033,600

Ms. Aslaksen	420,000	420,000	860,000	1,700,000	—

Ms. Hamilton	450,000	450,000	875,000	1,775,000	1,700,000

(1)	This column reflects salary earned and includes the effect of salary increases made during the year.

(2)

This column reflects the “target” level value of long-term incentives. These are equity-based awards; 60% of the award value shown is performance-based and the remaining 40% of the award value shown is time-based, vesting ratably over three years. On March 4, 2020, the Compensation Policy Committee determined the dollar value that should be awarded and approved a formula for determining the number of restricted stock units to be granted, subject to stockholder approval of our 2020 Comprehensive Stock and Cash Incentive Plan at our 2020 annual meeting. The number of restricted units was calculated by dividing the pre-determined dollar value by the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the 60 calendar days up to and including the May 15, 2020 annual meeting date.

These “target” amounts established in February 2020 differ from the grant date fair values determined in accordance with FASB ASC Topic 718 and reported on the Summary Compensation Table. The grant date was May 15, 2020 when the 2020 Comprehensive Stock and Cash Incentive Plan was approved by stockholders. A portion of the award vests on relative total stockholder return (TSR) for a three-year performance period (January 1, 2020 – December 31, 2022). As of the May 15, 2020 grant date the Company had outperformed the NAREIT Lodging & Resorts Index used to measure relative TSR for the interim period of January 1, 2020 – May 15, 2020, resulting in grant date fair values in accordance with FASB ASC Topic 718 that exceeded “target”. The portion of the award that ultimately vests, however, will be based on actual relative TSR performance for 2020 – 2022.

2020 Compensation Results

As it became clear that the pandemic would present unprecedented challenges for our industry, our Company and our management team, the Compensation Committee began to consider the potential implications of the pandemic on 2020 compensation decisions. The Committee met frequently throughout the pandemic to evaluate Company performance, the performance of the management team and emerging compensation practices and trends in connection with COVID-19. After extensive discussions and contemplation among Committee members, and in regular consultation with the Committee’s independent compensation consultant, Pay Governance, the Committee considered the following overarching principles in arriving at its 2020 compensation decisions:

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Maintain the Current Plan Design from 2019: No adjustments should be made to the plan design, approved 2020 financial metrics and outstanding equity awards. Outstanding awards should not be accelerated or modified and no substitute equity awards should be issued.

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Recognize Strong Performance and Leadership in an Unprecedented Time: Reward strong leadership, creative thinking, agility and successful execution of pandemic-based objectives that are critical to ensure an effective near-term and long-term response to the unprecedented challenges posed by the pandemic. Recognize the careful management of the Company’s corporate expense budget resulting in no layoffs of Company employees during the pandemic.

•

Listen to and Align with Stockholders: Carefully consider the feedback provided by stockholders during management’s extensive governance and ESG-focused stockholder engagement initiative and make compensation decisions that are appropriately aligned with the interests of our stockholders.

•

Consider the Efforts of All Employees: Recognize the challenges faced by, and extraordinary efforts of, employees at all levels, by ensuring that the Committee’s executive compensation decisions were consistent with compensation decisions for employees at all levels within the Company. As part of this review, confirm that executives were not disproportionately favored or harmed by the compensation decisions.

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Evaluate Executive Performance on an Individual Basis: Ensure that executives are evaluated on an individual basis, rather than taking a one-size-fits-all approach, and that the evaluations take into account each executive’s contributions to and performance against the Company’s pandemic-specific business objectives.

COMPENSATION DISCUSSION AND ANALYSIS

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Motivate and Retain Key Employees and Executives: Given the uncertainties around how long the pandemic will impact the lodging industry, ensure that compensation levels continue to retain and motivate the Company’s key employees and executives.

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Understand the Broader Compensation Landscape: Work closely with the Committee’s independent compensation consultant to evaluate and understand how companies within and outside our peer group are approaching compensation decisions.

Salary

Base salary is set at an annual rate. Salary as a percentage of the named executive officers’ total target direct compensation ranged between 11% and 43% in 2020. There were no salary increases in 2020 for the named executive officers except in connection with promotions or significant increases in job responsibility. Mr. Ghosh received a salary increase from $425,000 in 2019 to $450,000 effective January 1, 2020 in connection with his promotion to executive vice president, corporate strategy and analytics. He also received a salary increase to $500,000 effective September 1, 2020 in connection with his promotion to chief financial officer. Mr. Ghosh’s salary as chief financial officer is below the median of the peer group commensurate with him being new to the role. Mr. Macnamara received a salary increase in 2020 from $335,000 to $350,000 effective May 1, 2020 in connection with his increased responsibilities while serving as interim principal financial officer and in recognition of his ongoing, enhanced skill set following the appointment. He also received an additional amount of $15,000 per month for May through December 2020 for serving as interim principal financial officer in 2020.

Name	Salary 2020	Salary 2019	Increase %

Mr. Risoleo	$1,000,000	$1,000,000	—

Mr. Ghosh	500,000	425,000	18%

Mr. Macnamara (1)	350,000	335,000	4%

Mr. Tyrrell	576,800	576,800	—

Ms. Aslaksen	420,000	420,000	—

Ms. Hamilton	450,000	450,000	—

(1)	Does not include the additional $15,000 per month paid while serving as interim principal financial officer.

Annual Cash Incentive

All employees participate in the annual cash incentive program. 2020 awards are based on (1) the Company’s performance against two annual financial metrics, Adjusted FFO per diluted share (“Adjusted FFO”), and Return on Invested Capital (“ROIC”, defined below) and (2) individual performance based on contributions to achieving the Company’s annual business plan. The annual cash incentive was weighted as follows for the named executive officers:

COMPENSATION DISCUSSION AND ANALYSIS

These metrics for our annual incentive plan were approved by the Compensation Committee in February 2020. At that time, the financial metrics were key metrics for the Company and were intended to incentivize the execution of our strategy in early 2020, before the impact of the COVID-19 pandemic became apparent, as described below.

FFO per diluted share is the predominant measure of operating performance used by real estate investment trusts and the Company uses the measure in accordance with NAREIT guidelines, with certain adjustments, as a supplemental measure of operating performance in its earnings releases and financial presentations and SEC filings. For more information on this measure and a reconciliation to the applicable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Host Inc. Reconciliation of Net Income to NAREIT and Adjusted Funds From Operations per Diluted Share” on page 72. ROIC is a return metric that provides an emphasis on investing capital effectively. In the cyclical real estate/hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth.

Individual performance is assessed based on each executive’s contribution towards predetermined business objectives as set forth in the annual business plan, enhancing the emphasis on teamwork and the recognition of each executive’s role in achieving corporate performance objectives. The business objectives for 2020 related to hotel performance, value enhancement and redevelopment at our properties, the capital expenditure plan, opportunistic investments, enterprise analytics, investor relations, corporate responsibility, and organizational matters relating to culture, employee engagement and diversity and inclusion. The Committee believes that including an individual performance component in the annual bonus plan is an important tool in motivating the executives to produce measurable performance results for the Company as a whole and for the executive’s individual area of responsibility, emphasizes the importance of teamwork and recognizes each executive’s role in achieving corporate imperatives.

In 2020, the target annual cash incentive represented between 17% and 30% of the named executive officers’ total target direct compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount earned, and (2) the level of performance achieved on Adjusted FFO and ROIC, and (3) the level of performance achieved on individual performance towards predetermined business objectives based on the Company’s annual business plan. Performance objectives were set early in 2020 at “threshold”, “target” and “high” levels and results are interpolated between these levels. There is no bonus earned for a particular metric if performance is below “threshold”, and bonuses are capped at the “high” level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2020.

Target Annual Incentive

Name	Salary (1)	Target as % of Salary	Target Annual Incentive

Mr. Risoleo	$1,000,000	160	$1,600,000

Mr. Ghosh	466,667	100	466,667

Mr. Macnamara	465,041	70	325,529

Mr. Tyrrell	576,800	100	576,800

Ms. Aslaksen	420,000	100	420,000

Ms. Hamilton	450,000	100	450,000

(1)

Salaries shown reflect prorated amounts for salary increases made during the year and the additional monthly amount paid to Mr. Macnamara while serving as interim principal financial officer. The target annual incentive is a percentage of these earned salary amounts.

COMPENSATION DISCUSSION AND ANALYSIS

2020 Results on Financial Measures. The “threshold”, “target” and “high” goals for Adjusted FFO and ROIC were established in February 2020 by the Compensation Committee based on, and subject to review and approval of, the Company’s 2020 business plan and budget by the Board of Directors. These measures were established before the extent of the pandemic was known. Given the market disruption to the hospitality industry as a result of the COVID-19 pandemic, the threshold performance was not achieved and no portion of the 2020 annual bonuses were earned based on corporate measures, as shown below.

2020 Actual Results on Financial Measures

Corporate Measure	Threshold	Target	High	Actual

Adjusted FFO Per Diluted Share	$1.43	$1.68	$ 1.94	$-0.17

ROIC (1)	8.04%	9.46%	10.87%	N/A

(1)

ROIC is calculated as comparable property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, which are typically 5% of gross revenues.

2020 Results on Individual Performance Goals. The Compensation Committee spent considerable time evaluating the 2020 performance of our senior management team, including the named executive officers. The Committee was committed to ensuring that the individual compensation decisions made by the Committee for the senior management team considered, among many factors, compensation outcomes for the broader employee population given that all of our employees were integral to our response to the unprecedented challenges brought on by the pandemic. For the named executive officers, the Committee reviewed and discussed each executive’s performance at its December 2020, January 2021 and February 2021 meetings after reviewing individual assessments and receiving input from Mr. Risoleo (for executives other than himself). The Committee discussed each of the named executive officer’s performance based on their individual contributions towards predetermined business objectives as set forth in the Company’s annual business plan and the impact of individual performance on the overall successes of the Company. The Committee provided its recommendations to the independent directors of the Board in an executive session.

The Compensation Committee determined that each named executive officer performed at exceptional levels and showcased strong leadership in navigating the Company and its employees through the unforeseeable impacts of the pandemic notwithstanding the unprecedented and drastic impact the pandemic had on the hospitality industry. The tables below describe in detail the individual contributions of each named executive officer which resulted in “high” achievement level for each officer under the individual performance component of the annual incentive plan for 2020 and a payout of 40% of “target” for each named executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Individual Performance Achievement

Individual Performance for Mr. Risoleo

•  Aggressively guided holistic organizational strategies to effectively cut costs, maintained the Company’s strong liquidity position and the Company’s investment grade balance sheet

•  Led the negotiation of favorable terms of an amendment to the $2.5 billion credit agreement waiver to preserve liquidity and retain flexibility through the pandemic recovery

•  Worked with our operators to redefine the hotel operating model by implementing changes that are intended to provide long-term efficiencies

•  Positioned the Company for opportunistic investments

•  Championed strategic investment of capital in the Company’s existing portfolio during the historically low occupancy environment to position the Company to gain market share upon market recovery

•  Enhanced engagement with employees during the pandemic to understand employee sentiment regarding the impact of the pandemic on their professional and personal lives and concerns regarding return to office

•  Committed to the CEO Action for Diversity and Inclusion initiative and pledged to continue to advance diversity and inclusion within the Company’s workplace

Individual Performance for Mr. Ghosh

•  Participated in various aspects of the credit facility amendment; Series C tender offer; Series I Senior Notes issuance; and Series C make-whole redemption

•  Led Business Intelligence and Revenue Management teams to develop decision making tools that allowed the Company to effectively cut costs and minimize cash burn, determined threshold points to re-open hotels vs. suspend operations, and determined best course of action on CARES Act provisions

•  Significant contributor to investor outreach; advised on new investor materials, data analysis and messages

•  Expanded leadership responsibilities by assuming role as CFO while maintaining leadership of Information Technology and Enterprise Analytics functions

•  Led efficient transition to 100% remote work environment from a technology perspective and oversaw implementation of business application enhancements and cybersecurity and compliance measures

•  Collaborated with operators to enable technology initiatives at properties

Individual Performance for Mr. Macnamara

•  Assumed responsibility as Principal Financial Officer, Treasurer and Controller following departure of CFO; Participated in quarterly earnings calls during this period as well as calls with investors

•  Completed and filed the first 10-K and Annual Report using the Company’s new enterprise resource planning system

•  Participated in the completion of the credit facility amendment; Series C tender offer; Series I Senior Notes issuance; and Series C make-whole redemption

•  Reported on two new non-GAAP measures (cash burn and hotel level operating profit) necessitated by the impact of the pandemic

•  Fully transitioned all Accounting and Treasury department activities to function in a completely virtual environment during the pandemic

Individual Performance for Mr. Tyrrell

•  Oversaw asset management response to COVID-19, including monitoring of property status, and communication with management companies to establish plans for long- and short-term cost reductions

•  Led the successful sale of the Marriott Newport Beach Hotel & Spa for net proceeds of approximately $202 million and evaluated numerous other potential sales and acquisitions

•  Sold 38 acres of land adjacent to The Phoenician for approximately $83 million

•  Aggressively pursued ground lease modifications and alternative use opportunities

•  Reprioritized current and future year capital expenditures to consider disruption, cost, and property status

•  Stayed abreast of the M&A landscape and investment opportunities

COMPENSATION DISCUSSION AND ANALYSIS

Individual Performance for Ms. Aslaksen

•  Oversaw and advised on legal aspects of credit facility amendment; Series C tender offer; Series I Senior Notes issuance; and Series C make-whole redemption

•  Oversaw and provided legal analyses regarding closure/reopening orders and “essential businesses” in order to maximize hotel operations while complying with federal, state and local laws

•  Led significantly expanded shareholder engagement with governance teams at the Company’s largest investors; Gained a clearer understanding of issues that are important to stockholders and provided stockholders with greater transparency into our business, ESG initiatives and practices, and approach to compensation

•  Oversaw the legal analyses and negotiation of key operational matters with operators, including the Company’s capital expenditure program; Oversaw regulatory, labor, claims and litigation matters.

•  Oversaw all legal matters related to the acquisition and sale of properties

Individual Performance for Ms. Hamilton

•  Successfully led the Company’s internal response to COVID-19, including implementation of CARES Act offerings, extensive employee engagement, and return to office planning and safety protocols

•  Participated as part of a cross-functional senior leadership team to engage with governance teams at the Company’s largest investors

•  Led the progression of the Company’s Diversity & Inclusion program including employee focus groups and interviews, and championed the planning for the Women’s Inspirational Network to be launched in 2021

•  Launched the Company’s first culture survey and oversaw creation of a Culture Dashboard to report workforce data and trends to the Board of Directors

•  Provided executive leadership and oversight of the Company’s Corporate Responsibility program, investments in ESG initiatives, and the introduction of and progress toward achievement of our 2025 environmental and social targets; Expanded the Corporate Responsibility Report to include social metrics.

When determining 2020 annual cash incentive compensation, the Compensation Committee was particularly focused on evaluating each executive’s unique contributions to the Company’s performance for the year. This included rewarding executives for successfully executing pandemic specific business objectives for the year. The Committee determined that the individual component of the annual incentive plan, which resulted in a payout of 40% of target for the named executive officers based on the performance described above, did not adequately recognize the exceptional individual performance and leadership shown by our executive team in navigating the Company and its employees through the pandemic as demonstrated by the many accomplishments set forth above. For this reason, the Committee awarded additional amounts above the prescribed metrics of the individual portion of the annual cash incentive plan, resulting in total payouts to the named executive officers ranging from 50% to 80% of the target annual cash incentive compensation opportunity for the year. Among the factors considered by the Committee in making these determinations were the following:

•	total annual cash incentive plan awards were meaningfully below “target” for the year;

•	the awards were well below 2019 annual cash incentive plan awards; and

•	the awards were consistent with compensation decisions across all employee levels, as annual cash bonuses to all employee below senior management averaged 73% of “target” for the year.

For these reasons, the Committee believed the awards were appropriate and in keeping with the overarching principles that guided the Committee’s 2020 compensation decisions as outlined at the beginning of this section on page 51.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Annual Cash Incentive. Based on the Committee’s review and determinations discussed above, the named executive officers received the following annual cash incentive for 2020:

	Results 2020 Annual Incentive
Name	Total Annual Incentive (1)	% of Target Achieved

Mr. Risoleo	$1,200,000	75

Mr. Ghosh	373,400	80

Mr. Macnamara	162,900	50

Mr. Tyrrell	403,900	70

Ms. Aslaksen	336,000	80

Ms. Hamilton	315,000	70

(1)

Total annual incentives amounts are rounded up to the nearest $100. Amounts awarded for individual performance that exceeded “high” under the plan metrics are reported separately in the Summary Compensation Table under the “Bonus” column.

Long-Term Incentives

The long-term incentives are equity-based awards and denominated in performance-based and time-based restricted stock units. These awards represent the largest component of the named executive officers’ total target direct compensation for all named executive officers except for Mr. Macnamara, representing between 26% and 72% in 2020. Dividends accrue on unvested awards, but are paid only when, and if, the restrictions on the awards lapse.

The majority of our long-term incentive compensation is performance-based. Performance-based restricted stock units vest upon achievement of relative TSR and corporate strategic objectives. These measures provide a link to stockholder value, with recognition of the other companies against which Host may be competing for capital.

Under the 2020 compensation program, awards of restricted stock units are eligible to vest based on the following:

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Corporate strategic objectives (30% of the long-term incentive opportunity) that are drivers of long-term value. These annual objectives are based on the Company’s budget and strategic plan and were approved by the Compensation Committee in May 2020;

•	Relative TSR (30% of the long-term incentive opportunity) that compares the Company’s three-year performance (2020-2022) to the performance of the NAREIT Lodging & Resorts Index; and

•	Time-based (40% of the long-term incentive opportunity) restricted stock units that vest ratably over a three-year period.

COMPENSATION DISCUSSION AND ANALYSIS

Achievement levels for the corporate strategic objectives and relative TSR measure are set for “threshold” at which 25% of shares may be earned, “target”, at which 50% of the shares may be earned and “high” performance, at which all shares are earned. The “threshold,” “target,” and “high” levels of relative three-year TSR performance are 30%, 50% and 75%, respectively. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

The vesting of the restricted stock units is summarized below:

2020 Restricted Stock Unit Vesting

2020 Results on Corporate Strategic Objectives. Corporate strategic objectives represent 30% of the target long-term incentive award. These objectives are tied to the annual business plan and strategy of the Company with an emphasis on encouraging the objectives and results that the Company believes will ultimately drive long-term stockholder value creation and preservation. In February 2020, the Committee reviewed the proposed objectives, as is routine, and provided feedback to management. While management was incorporating the Committee’s feedback and preparing revised objectives for Committee approval, the COVID-19 pandemic hit. In consultation with the Committee and given the challenges of setting objectives as the pandemic was beginning, objectives for the program were finalized in May 2020 when there was better awareness of the potential duration and impact of the pandemic and a clearer understanding of what was necessary to successfully manage the Company through the pandemic. The Committee set these pandemic-based objectives around maximizing cash and preserving liquidity; achieving financial covenant relief and maintaining investment flexibility under the Company’s credit facility; securing changes to the hotel operating model to achieve permanent cost savings; proactively engaging with stockholders; and operationalizing the business in a fully remote environment, as described in detail below. Performance against these objectives resulted in payout for this portion of the program at 165% of “target”.

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Strategic Objective			Achievements
Maximize cash position and be well-positioned to realize market opportunities that may become available

•  Maximized the Company’s liquidity and maintained the strength of the Company’s investment-grade balance sheet.

•  Ended the year with total available liquidity of approximately $2.5 billion, including furniture, fixtures and equipment (FF&E) reserves of $139 million.

•  Reduced hotel operating costs across the portfolio by over 50% in 2020, excluding severance, compared to 2019, by working with operators to suspend or scale back operations at hotels, furlough hotel employees, reduce shared services fees, suspend food and beverage outlet operations, close guestroom floors and meeting spaces, and temporarily suspend brand standards.

•  Reduced full year 2020 corporate expenses by nearly 17% compared to prior year, as a result of reduced travel, compensation and other overhead.

•  Reduced full year capital plan by 20% and prioritized major capital projects in assets and markets that are expected to recover faster, such as leisure and drive-to destinations, as well as previously announced major return on investment projects; continued completion of the Marriott transformational capital program to take advantage of reduced demand. Utilized low occupancy environment to accelerate certain projects and minimize future disruption.

•  Completed opportunistic sales of the Newport Beach Marriott Hotel & Spa for net proceeds of approximately $202 million and 38 acres of land adjacent to The Phoenician for approximately $83 million, enhancing the Company’s liquidity and reducing near-term capital spending requirements.

Weighting	Target	Achieved
30%	9%	13.5%

Corporate Strategic Objective			Achievements
Negotiate waiver amendment to the Company’s credit agreement to achieve covenant relief and to permit additional borrowing capacity

•  Negotiated favorable credit agreement waiver amendment terms, effective June 29, 2020, leveraging the Company’s superior balance sheet and liquidity position, resulting in greater flexibility through the impending recovery. Key terms obtained in the wavier negotiations included:

•  Waiver of quarterly-tested financial covenants for a relief period extending beyond those of many of the Company’s peers.

•  Permission to finance acquisitions of up to $1.5 billion with existing liquidity as long as the Company maintains total minimum liquidity of $500 million.

•  Ability to fund up to $500 million in return-on-investment capital expenditures during the covenant relief period as well as all emergency, life safety and ordinary course maintenance capital expenditures.

•  Limited interest rate increase to 40 -basis points in the credit-ratings based interest rate grid during the covenant relief period versus interest rate increases of over 100-basis points for some of the Company’s peers.

•  Preserved the fully unsecured status of the Company’s 80 consolidated assets.

•  Issued $750 million of 3.5% Series I Senior Notes due 2030 in the form of green bonds in August 2020 and repurchased approximately 81% of the outstanding 4.75% Series C Senior Notes due 2023 for $390 million, extending the Company’s weighted average debt maturity, while maintaining its average interest rate.

•  Redeemed the remaining $86 million of outstanding 4.75% Series C Notes due 2023 in December 2020, which was the Company’s last senior notes issued before attaining an investment grade rating and which notes contained more restrictive covenants.

Weighting	Target	Achieved
30%	9%	18%

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Strategic Objective			Achievements
Proactively work with hotel managers to secure long-term changes to the operating model

•  Worked with our hotel managers to re-evaluate the hotel workforce structure and implemented changes that are expected to lead to a more efficient operating model in the long term.

•  Reviewed operating costs with hotel managers at varying levels of occupancy with a focus on modernizing brand standards, streamlining operating departments and accelerating the adoption of cost-saving technologies, such as contactless check-in, that may lead to long-term expense reductions over time. Initial steps towards achieving a potential future $100 to $150 million long-term cost reduction target (based on pro forma 2019 expenses) have been taken.

•  Worked with hotel brands as they created and implemented new cleanliness and health safety standards, and implemented accelerated testing programs to ensure cleaning products did not adversely impact building finishes and FF&E.

Weighting	Target	Achieved
20%	6%	9%

Corporate Strategic Objective			Achievements
Proactively engage with stockholders on the impact of COVID-19 on the Company’s business; environmental, social and governance (ESG) matters; and executive compensation

•  In 2020, significantly expanded governance-focused outreach. Reached out to investors representing approximately 70% of our outstanding shares, and held conversations with investors representing approximately 43% of the stockholder base.

•  Assembled a cross-functional senior leadership team to lead the outreach that includes members of our Legal, Human Resources, Corporate Responsibility, Development, Design & Construction, and Investor Relations functions.

•  Engaged in productive dialogue and received valuable feedback regarding investors’ views on the impact of COVID-19 on the Company, ESG matters, and compensation.

•  Gained a clearer understanding of issues that are important to stockholders and provided stockholders with greater transparency into our business, ESG initiatives and practices, and approach to compensation.

Weighting	Target	Achieved
10%	3%	4.5%

Corporate Strategic Objective			Achievements
Operationalize our business in a 100% remote work environment

•  Transitioned 100% of our workforce to remote work following the closing of our offices in March 2020.

•  Launched two employee COVID-19 related surveys to monitor employee sentiment and concerns regarding return to office and to monitor the effectiveness and productivity in a fully remote work environment.

•  Created a cross-functional Return to Office Team and successfully launched an office reopening pilot program to test reopening protocols that balances safety, productivity, practicality and employee sentiment.

•  Held regular virtual town hall meetings to keep employees updated and connected to Company initiatives and business performance.

•  Closely monitored and tested information technology security and performance to ensure seamless accessibility and superior system performance in a remote work environment.

Weighting	Target	Achieved
10%	3%	4.5%

Totals for All Corporate Objectives

Weighting	Target	Achieved	Equity as a Percentage of Target
100%	30%	49%	165%

COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows, for each named executive officer, the total number of restricted stock units that were eligible to be earned based on corporate strategic objectives for 2020, the “target” level of such restricted stock units, the actual number of such restricted stock units earned and the number of such restricted stock units forfeited by each named executive officer.

	Corporate Strategic Restricted Stock Units
	Restricted Stock Units Granted (High)	Restricted Stock Units (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited

Mr. Risoleo	359,745	179,873	296,790	62,955

Mr. Ghosh	33,207	16,604	27,397	5,810

Mr. Macnamara	15,524	7,762	12,807	2,717

Mr. Tyrrell	104,049	52,025	85,841	18,208

Ms. Aslaksen	47,597	23,799	39,268	8,329

Ms. Hamilton	48,427	24,214	39,953	8,474

2020 Results on Relative TSR Measures. The equity awards granted in 2020 will vest based on the Company’s relative TSR performance over the three-year period of 2020 to 2022 and therefore none of the awards were eligible to vest in 2020. The restricted stock units eligible to vest for 2020 reflect performance-based restricted stock unit awards that were granted in 2018 and which were eligible to vest based on the Company’s relative TSR (measured as a percentile) compared to three market indices for the period January 1, 2018 through December 31, 2020. As noted earlier, while relative TSR equity awards granted in 2020 are eligible to vest based on Company performance relative solely to the performance of the NAREIT Lodging & Resorts Index, the restricted stock units granted in 2018 were eligible to vest based on Company performance against the three indices set forth below. No restricted stock units are earned if performance is below “threshold”. The number of restricted stock units earned for the relative TSR measures portion of the long-term incentive program was 84.5% of “target” as described in greater detail below.

2018 – 2020 Actual TSR Results (1)

(1)

TSR is the increase in the price of the Company’s common stock at year-end December 2020 over the price at year-end December 2017, plus dividends paid on the Company’s common stock during each year. The stock price will be calculated, in each case, as the average of the closing price of the Company’s common stock on the NYSE or Nasdaq, as applicable, on the last 60 calendar days of the year.

(2)

The Lodging Index is comprised of the following companies: Diamondrock Hospitality Co., Pebblebrook Hotel Trust, RLJ Lodging Trust, Sunstone Hotel Investors, Inc., Park Hotels & Resorts, Inc. and Xenia Hotels & Resorts, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows for each named executive officer, the actual number of restricted stock units that were eligible to vest based on the Company’s relative TSR over the three-year period of 2018 to 2020 and the number of restricted stock units earned and forfeited. More restricted units were forfeited than vested for each of the named executive officers based on the Company’s overall slightly below “target” performance on relative TSR.

	2018 – 2020 TSR-Based Restricted Stock Units
	Restricted Stock Units Granted (High)	Restricted Stock Units Granted (Target)	NAREIT Index Units Earned	Lodging Index Units Earned	S&P Index Units Earned	Total
						Restricted Stock Units Earned	Restricted Stock Units Forfeited

Mr. Risoleo	151,194	75,597	13,496	50,398	—	63,894	87,300

Mr. Ghosh	6,774	3,387	605	2,258	—	2,863	3,911

Mr. Macnamara	7,929	3,965	709	2,643	—	3,352	4,577

Mr. Tyrrell	45,024	22,512	4,019	15,008	—	19,027	25,997

Ms. Aslaksen	—	—	—	—	—	—	—

Ms. Hamilton	23,520	11,760	2,099	7,840	—	9,939	13,581

Summary of Performance-Based Restricted Stock Units Results. The chart below summarizes the number of performance-based restricted stock units that were eligible to vest for 2020 and the number of performance-based restricted stock units earned and forfeited by the named executive officers for 2020. The total number of performance-based restricted stock units earned was slightly above “target” due to the Company’s results on corporate strategic objectives (above “target”) and relative TSR measures for 2020 (slightly below “target”). A substantial portion of the award was nevertheless forfeited because performance was not at “high” for either of the corporate strategic objectives or relative TSR measures following 2020 performance. The number of restricted stock units earned for the performance-based portion of the long-term incentive program was 114.9% of “target.”

	Total Restricted Stock Units Eligible to Vest For 2020	Total Restricted Stock Units Earned For 2020	Total Restricted Stock Units Forfeited For 2020

Mr. Risoleo	510,939	360,684	150,255

Mr. Ghosh	39,981	30,260	9,721

Mr. Macnamara	23,453	16,159	7,294

Mr. Tyrrell	149,073	104,868	44,205

Ms. Aslaksen	47,597	39,268	8,329

Ms. Hamilton	71,947	49,892	22,055

2021 Long-Term Incentive Program Design

As the Compensation Committee began evaluating the Company’s executive compensation program design for 2021, it remained focused on responding to stockholder feedback, promoting long-term value creation and incentivizing executive performance as the pandemic continued to deeply impact our industry and the Company. After reflecting on feedback obtained as part of the Company’s expanded governance and ESG-focused outreach, as discussed earlier on page 19, the Committee approved certain changes to the long-term incentive program for 2021. Specifically, starting in 2021, the performance-based long-term incentive award opportunity:

•	will be 100% based on quantitative metrics, with vesting based on Adjusted EBITDA (instead of corporate strategic objectives) and relative TSR performance (in continuation of current practice); and

•

will vest solely based on three-year performance with the removal of one-year corporate strategic objectives; this shift to three-year vesting for the Adjusted EBITDA metric will occur in 2022, with the grant for 2021 acting as a transition grant (with portions vesting in each of the next three years to cover the gap that would otherwise result from the switch to three-year vesting).

COMPENSATION DISCUSSION AND ANALYSIS

The Committee believes that these changes, as well as any other 2021 executive compensation program design changes, will continue to effectively incentivize executive performance over a longer performance period and drive stockholder value through the achievement of key financial and stock price performance metrics.

Role of the Compensation Committee, Market Data and Peer Group

The Compensation Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, to assist in its review. See “Corporate Governance and Board Matters—Role of the Compensation Consultant” for more information on this engagement. In addition to a review of program design, the Compensation Committee annually reviews and approves total target direct compensation for senior executives. Data from three sources were approved by the Committee for use in generally assessing and comparing pay levels at the Company and for setting target compensation for 2020. These were (1) pay data reported in 2018 proxy filings for peer companies, (2) general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) NAREIT survey data focused on companies of similar size in terms of total capitalization. The peer group is reviewed on a regular basis and is generally 15-25 companies, which is a sufficient number to provide robust market data and minimize year over year changes to the extent possible. The peer group companies primarily operate in the real estate and/or hospitality industry and with North American operations or a similar business model to that of the Company. The companies are generally competitors for talent and/or investment capital. They are screened as to size and generally fall within a range of a market capitalization that is 0.5 times to 3 times that of the Company or with revenues in the range of 0.4 times to 2.5 times that of the Company. For 2020 compensation decisions, the Committee determined to use the same peer group as in the prior year. The compensation peer group consisted of the following 20 companies:

COMPENSATION PEER GROUP

AvalonBay Communities, Inc.

Boston Properties, Inc.

Duke Realty Corporation

Equity Residential

Essex Property Trust, Inc.

Federal Realty Investment Trust

Healthpeak Properties, Inc.

  (formerly HCP, Inc.)

Hilton Worldwide Holdings, Inc.

Hyatt Hotels Corporation

Kimco Realty Corporation

Macerich Company

Marriott International, Inc.

Park Hotels & Resorts, Inc.

Prologis, Inc.

Regency Centers

SL Green Realty Corp.

UDR, Inc.

Ventas, Inc.

Vornado Realty Trust

Welltower, Inc. (formerly known as Health Care REIT, Inc.)

The NAREIT survey data provided the Committee with industry specific references for a broad range of companies. It also reflected companies against which the Company competes directly for talent and investment capital. The general industry database presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 Index.

The Committee generally compared the compensation of each executive to multiple percentiles of each data source. In addition, the Committee took into consideration the characteristics of each executive’s position, scope of responsibilities, experience, performance and internal equity. The Committee relies on this range of competitive information, rather than a targeted reference point to inform its establishment of compensation levels. Pay for an executive officer who is new to a position tended to be at the lower end of the competitive range, while pay for seasoned executives would tend to be positioned at the higher end of the competitive range.

COMPENSATION DISCUSSION AND ANALYSIS

Best Practices

Our compensation program for 2020 continues to incorporate our best practices:

What We Do

✓ Compensation Committee comprised solely of independent directors;

✓ Stock ownership and retention requirements for senior management and directors;

✓ Regular reviews of our compensation and relative TSR peer groups and indices;

✓ Regular briefings from the independent consultant regarding key trends in executive compensation and regulatory developments;

✓ An annual review of the performance of the chief executive officer;

✓ Market-aligned severance policy for executives with a double trigger for any change in control payments under the plan;

✓ A policy authorizing recoupment of compensation that results from a misstatement of financial results;

✓ Limited perquisites;

✓ The majority of total compensation is tied to performance;

✓ Cap on performance-based compensation;

✓ An independent compensation consultant retained exclusively by the Committee and which has no ties to the Company; and

✓ Annual advisory vote on executive compensation.

What We Don’t Do

  No employment contracts with executive officers;

  No individual change in control agreements;

  No tax gross-up on change in control payments or severance payments;

  No pledging, hedging, derivatives trading or short sales of Company securities by directors, officers or employees;

  No pension plans or supplemental executive retirement plans;

  No dividends paid on unvested restricted stock or restricted stock unit awards unless the awards actually vest;

  No counting of performance vesting restricted stock toward our stock ownership guidelines;

  No grants of stock options since 2016; and

  No option repricing without stockholder approval.

Results of 2020 Advisory Vote & Stockholder Engagement

Each year, the Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making decisions relating to the compensation of the named executive officers and our executive compensation program design, structure and policies.

In 2020, stockholders continued their significant support for our executive compensation program with approximately 94% of the votes cast for approval of the “say on pay” proposal at the 2020 Annual Meeting of Stockholders. The Compensation Committee believes that last year’s voting results conveyed our stockholders’ strong support for the design changes made to our compensation programs in recent years and that last year’s voting results, together with the 92% or better approval received since the inception of the advisory vote, conveyed our stockholders’ continued strong support of the philosophy, design and structure of our executive compensation program.

In addition to the outcome of the stockholder advisory vote, the Committee also considers the results of our stockholder engagement in considering the design of the Company’s compensation program. A discussion of how

COMPENSATION DISCUSSION AND ANALYSIS

the Company conducts stockholder outreach and a summary of the results of this program for 2020 is summarized in “Corporate Governance and Board Matters—Stockholder Outreach and Engagement” in this Proxy Statement. As a result of this engagement, enhanced operations disclosure was provided detailing the Company’s response to the pandemic and greater ESG disclosure was provided.

Risk Considerations

Prior to adopting the annual compensation program in 2020 and making its determinations on results and payments under the program, the Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to compensate the named executive officers and other members of senior management for reaching or exceeding financial, personal and corporate goals approved by the Compensation Committee. The Committee considered the following factors:

•	the pay mix is weighted toward long-term incentives that align senior management interests with stockholders;

•	total pay is capped—including annual cash incentives and long-term incentives;

•	both annual incentives and long-term incentives have a formulaic framework with pre-established targets and pre-set formulas and limits for pay-outs;

•

“tally sheets” for the named executive officers, prepared by Pay Governance, are reviewed and address all elements of compensation and potential outcomes under a range of scenarios from low to high performance;

•	stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements;

•	internal policies prohibit use of margin accounts, hedging or pledging of stock;

•	a recoupment policy is in effect (as described in more detail below);

•	performance metrics are tied to key measures of short-term business success and long-term success;

•	financial performance is reviewed with the Audit Committee; and

•	the financial measures of Adjusted FFO and ROIC are tied to the annual budget and business plan which the Board reviews, discusses and approves.

The Compensation Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Additional Policies and Benefits

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership and Retention Policy

All members of senior management must comply with the Company’s equity ownership and retention policy, which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The policy provides that members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

Members of senior management are expected to satisfy the minimum stock ownership levels required by the policy and, once achieved, remain at, or above, their required ownership level as long as they remain employed by the Company. In order to progress toward the stock ownership requirement, employees must retain 75% of “Covered Shares” until the equity ownership level is attained. For the purposes of the policy, “Covered Shares” are the net after-tax shares received upon the vesting of each stock award under any Company equity compensation plan or other written compensation arrangement. Only certain types of equity are counted when determining compliance with the policy, which include: (a) stock owned directly; and (b) stock acquired as a result of vesting of stock under the Company’s equity compensation program. Vested and unvested stock options or stock options exercised and held are not included in the calculation.

Senior management is prohibited from selling more than 25% of Covered Shares if they are not in compliance with the applicable minimum ownership levels or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Compensation Committee reviews compliance with the policy, and all named executive officers complied with the policy and met the required stock ownership levels in 2020, except Julie P. Aslaksen who joined the Company in November 2018 and Sourav Ghosh who fell below the required stock ownership level due to his promotion to executive vice president on January 1, 2020.

Recoupment Policy

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will,

COMPENSATION DISCUSSION AND ANALYSIS

in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised under the Dodd-Frank Act once regulations implementing the recoupment policy requirements of that law are finalized.

Insider Trading Controls, Hedging, Short Sales and Pledging

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock, the Company’s Insider Trading Policy Statement provides that directors, officers and employees, and family members sharing the same household, abide by the following policies with respect to Company securities:

•	No “in and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer;

•	No short sales; these sales, including “selling against the box” transactions, are prohibited;

•

No buying or selling puts or calls; the Company prohibits trading in options or other derivatives on Company stock or entering into hedging transactions on Company securities (i.e., financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the value of the Company’s common stock), whether relating to Company common stock acquired as part of compensation, or common stock otherwise held, directly or indirectly, by such person; and

•

No Margin Accounts or Stock Pledges; the Company prohibits employees, officers and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged by executives or directors, nor will executives and directors be permitted to pledge them in the future.

Perquisites and Other Personal Benefits

We provide limited perquisites to our named executive officers and other designated senior executives, that we believe to be fair and reasonable, and that generally serve a legitimate business purpose. These limited perquisites represent a very small portion of total compensation for our named executive officers. They consist of: dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators; financial planning and tax services; commuting expenses; a club membership to facilitate business events and meetings; spousal travel to business events; and business entertainment expenses. We provide reimbursement for taxes associated with these benefits. We believe that it is appropriate and consistent with practices within the lodging and hospitality industry to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels managed by our major operators. In addition, our executives may be asked to attend lodging and hospitality industry and entertainment events, where attendance of the executive and a spouse may be expected or customary. In those cases, we may pay for or reimburse the business travel and related expenses of the executive and spouse. We believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company benefits from the knowledge gained and business relationships formed and maintained within the industry, we reimburse the executives for the taxes incurred in connection with such benefits.

Executive Deferred Compensation Plan

Our Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $0.50 for each $1.00 deferred under the plan, up to a maximum of 8% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $0.50 on

COMPENSATION DISCUSSION AND ANALYSIS

each $1.00 up to 8% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The Committee annually reviews the terms of the severance plan. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the period beginning 30 days prior to the change in control and ending one year after the change in control. The severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. The Company believes the severance plan is appropriate, and the Compensation Committee reviews annually trends in severance practices for executives. In addition, prior to its annual compensation determinations, the Compensation Committee reviews the level of severance pay and benefits that the named executive officers would receive under the plan and under equity award agreements. Under the restricted stock unit agreements, a change in control coupled with a triggering event would result in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2020 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

Tax and Accounting

Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”) provides that a publicly held corporation may not claim a deduction for compensation in excess of $1 million paid to its principal executive officer, its principal financial officer and its three other highest paid officers. Effective for tax years beginning after December 31, 2017, there generally is no longer an exception from this rule for performance-based compensation. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees were subject to the $1 million compensation deduction limit under Code Section 162(m) prior to 2021. Due to the issuance of final regulations by the IRS and the Department of the Treasury on December 18, 2020 under Code Section 162(m), the compensation paid to certain executives of Host Hotels & Resorts, L.P. will be subject to the $1 million deduction limitation imposed by Code Section 162(m) beginning in 2021.

In the event that some portion of employee compensation is subject to Code Section 162(m) and is not deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders, or to pay tax on the undistributed income provided that we have distributed at least 90% of our taxable income excluding capital gain. The Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control that also may affect deductibility of compensation. Accordingly, the Committee believes that the deductibility of executive compensation is only one of several important considerations in setting compensation and the Committee may determine that it is appropriate to structure compensation packages in a manner such that a portion of the compensation paid may not be deductible under Code Section 162(m).

COMPENSATION DISCUSSION AND ANALYSIS

All restricted stock unit awards to senior executives have been classified as equity awards for accounting purposes and the Company recognizes compensation expense based on the fair value of the award as of the grant date. The Committee makes its assessments on the appropriate dollar value of the restricted stock unit awards for target compensation based on the fair market value of the common stock using a 60 day calendar average of the closing stock prices of the Company’s common stock and also considers the closing price of the stock on the date of grant. The Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility.

The grant date fair value of the awards is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, which is the methodology the Company uses to expense the awards for accounting purposes on its financial statements and is also the methodology used for valuing the awards on the Summary Compensation Table that follows. These values are based, in part, on the grant date stock price. Because the Compensation Committee typically uses a 60-day average in determining the fair market value of the restricted stock unit award, and did so in 2020, differences between the grant date stock price value and the 60-day average price will result in differing valuations. For that reason, the values reflected in the 2020 Target Compensation Table may be higher or lower than the grant date fair value of the award for accounting purposes and as reflected on the Summary Compensation Table.

EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year 2020

Name	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Richard E. Marriott (*) Chairman of the Board

	2020	$396,777	$—	$—	$119,100	$44,495	$560,372

	2019	396,777	—	—	342,300	66,598	805,675

	2018	396,777	—	—	435,700	70,527	903,004

James F. Risoleo President and Chief Executive Officer

	2020	1,000,000	560,000	7,625,400	640,000	269,361	10,094,761

	2019	1,000,000	—	6,273,022	1,875,000	335,970	9,483,992

	2018	900,000	—	4,706,825	2,179,000	236,466	8,022,291

Sourav Ghosh Executive Vice President, Chief Financial Officer & Treasurer

	2020	466,667	186,700	703,883	186,700	55,939	1,599,888

Brian G. Macnamara Former Senior Vice President, Principal Financial Officer and Corporate Controller

	2020	465,041	32,600	329,064	130,300	14,625	971,630

Nathan S. Tyrrell Executive Vice President, Chief Investment Officer

	2020	576,800	173,100	2,205,497	230,800	64,909	3,251,106

	2019	576,800	—	1,965,545	721,000	121,965	3,385,311

	2018	530,000	—	1,401,609	860,800	135,584	2,927,993

Julie P. Aslaksen Executive Vice President, General Counsel and Secretary

	2020	420,000	318,000	1,008,899	168,000	15,815	1,930,715

Joanne G. Hamilton Executive Vice President, Human Resources & Corporate Responsibility

	2020	450,000	135,000	1,026,499	180,000	58,938	1,850,437

	2019	450,000	—	836,405	532,300	190,496	2,009,201

	2018	425,000	—	732,189	657,700	80,059	1,894,947

*	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

Salary (1)

Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation

EXECUTIVE OFFICER COMPENSATION

Plan in any such year. Included in Mr. Macnamara’s 2020 salary amount is an additional $120,000 ($15,000 per month) for May through December 2020 in connection with his service as principal financial officer in 2020.

Bonus (2)

The amounts in this column for 2020 reflect payments made to each named executive officer or deferred under the Executive Deferred Compensation Plan for performance against predetermined business objectives, which amounts exceeded the maximum payment achievable under the individual performance portion of the Company’s annual cash incentive program. Amounts paid under the annual cash incentive program for 2020 are reflected in the Non-Equity Incentive Plan Compensation column. In addition, for Ms. Aslaksen, the 2020 amount also includes $150,000, representing the second half of her sign-on bonus payment, with the first half paid on her hire date in 2019.

Stock Awards (3)

The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date for performance-based awards, excluding the effect of estimated forfeitures, which is the methodology that the Company uses to expense the awards for accounting purposes.

The Compensation Discussion and Analysis (CD&A) explains the conditions for vesting of the restricted stock units, which for 2020 are: (i) the satisfaction of corporate strategic objectives (“Performance-based Awards”) following a one-year performance period, (ii) the results of the Company’s total stockholder return (“Market-based Awards”) compared against the NAREIT Lodging & Resorts Index over a three year performance, and (iii) time based, with restricted stock units vesting over a three-year period in substantially equal installments.

Assuming the highest level of performance is achieved and all restricted stock units vest, the fair value of the 2020 restricted stock unit awards based on the grant date stock price would be as follows: Mr. Risoleo $9,434,912; Mr. Ghosh $870,909; Mr. Macnamara $407,149; Mr. Tyrrell $2,728,858; Ms. Aslaksen $1,248,307; and Ms. Hamilton $1,270,082.

For information on the assumptions and methodology used in calculating the grant date fair values based on the probability of achievement at “target” as reflected in the table, see “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2020 Annual Report on Form 10-K.

Non-Equity Incentive Plan Compensation (4)

These amounts reflect the annual cash incentive awards paid to each named executive officer or deferred under the Executive Deferred Compensation Plan.

All Other Compensation (5)

All Other Compensation consists of the following amounts:

•	Matching contributions of $9,750 made under the Retirement and Savings Plan (401(k) Plan) to each of Mr. Marriott, Mr. Risoleo, Mr. Ghosh, Mr. Macnamara, Mr. Tyrrell, Ms. Aslaksen, and Ms. Hamilton.

•	Discretionary matching contributions of $4,875 made under the Retirement and Savings Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Ghosh, Mr. Macnamara, Mr. Tyrrell, Ms. Aslaksen, and Ms. Hamilton.

•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $19,813; Mr. Risoleo, $105,250; Mr. Ghosh, $23,063; Mr. Tyrrell, $31,622; and Ms. Hamilton $29,542.

•	Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $9,907; Mr. Risoleo, $52,625; Mr. Ghosh, $11,531; Mr. Tyrrell, $15,811; and Ms. Hamilton, $14,771.

•

Perquisites and other personal benefits provided to Mr. Risoleo in 2020 equaled $55,825, which includes dining and complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators ($38,435), financial planning and tax services, business entertainment expenses, commuting expenses, a club membership to facilitate business events and meetings, and spousal travel for business events. For 2020, the total cost of all perquisites and other personal benefits for each of Mr. Marriott, Mr. Ghosh, Mr. Tyrrell, Mr. Macnamara, Ms. Aslaksen and Ms. Hamilton was less than $10,000. In 2020 we conducted a review of our policies and disclosure practices with respect to executive perquisites and identified certain perquisites that were unintentionally omitted from our Summary Compensation Table for fiscal years 2018 and 2019. The amounts shown in the “All Other Compensation” column for fiscal years 2018 and 2019, and the corresponding “Total” columns for Mr. Risoleo for such years, have been updated to reflect (i) these omitted perquisites, which generally related to business entertainment expenses, commuting expenses, a club membership to facilitate business events and meetings, and spousal travel for business events, none of which exceeded the greater of $25,000 or 10% of the total amount of perquisites, and (ii) the tax reimbursements associated with these perquisites in the amount of $20,131 for 2019 and $16,569 for 2018.

•

Tax reimbursements associated with the 2020 perquisites and other personal benefits as follows: Mr. Marriott, $150; Mr. Risoleo, $41,035; Mr. Ghosh, $6,720; Mr. Tyrrell, $2,851; and Ms. Aslaksen, $1,190.

EXECUTIVE OFFICER COMPENSATION

Grants of Plan-Based Awards in Fiscal Year 2020

The following table provides information about the possible payments under our annual cash incentive award in 2020 and the awards of restricted stock units in 2020.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3) #	Full Grant Date Fair Value (4)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #

Richard E. Marriott	15-May-20	148,791	297,583	595,166

James F. Risoleo	15-May-20	800,000	1,600,000	3,200,000

	15-May-20				179,873	359,745	719,490		$5,212,710

	15-May-20							239,830	$2,412,690

Sourav Ghosh	15-May-20	233,333	466,667	933,333

	15-May-20				16,604	33,207	66,414		$481,174

	15-May-20							22,138	$222,708

Brian G. Macnamara	15-May-20	162,764	325,529	651,057

	15-May-20				7,762	15,524	31,048		$224,943

	15-May-20							10,350	$104,121

Nathan S. Tyrrell	15-May-20	288,400	576,800	1,153,600

	15-May-20				52,025	104,049	208,098		$1,507,675

	15-May-20							69,366	$697,822

Julie P. Aslaksen	15-May-20	210,000	420,000	840,000

	15-May-20				23,799	47,597	95,194		$689,686

	15-May-20							31,731	$319,214

Joanne Hamilton	15-May-20	225,000	450,000	900,000

	15-May-20				24,214	48,427	96,854		$701,712

	15-May-20							32,285	$324,787

(1)

As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive towards achieving the Company’s annual business plan as approved by the Compensation Policy Committee. The actual amounts earned by the named executive officers in 2020 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2020 Compensation Results—Annual Cash Incentive.”

(2)

Under our 2020 compensation program, senior management received a restricted stock unit award on May 15, 2020, the date of our 2020 annual meeting, which was eligible to vest subject to performance conditions. On March 4, 2020, the Compensation Policy Committee approved a formula for determining the number of restricted stock units to be granted, subject to stockholder approval of our 2020 Comprehensive Stock and Cash Incentive Plan at our 2020 annual meeting, which formula divided the pre-established dollar value by the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the 60 calendar days up to and including the May 15, 2020 annual meeting date. The performance conditions are the satisfaction of corporate strategic objectives following a one-year performance period and the results of the Company’s annual total stockholder return compared against the NAREIT Lodging & Resorts Index over a forward looking three-year performance period. Dividends accrue on the restricted stock units but are not paid unless the restricted stock units vest.

(3)

Under our 2020 compensation program, senior management received a time-based restricted stock unit award on May 15, 2020 with restricted stock units vesting annually over a three-year period measured from February 7, 2020 in substantially equal installments provided the executive remains employed by the Company at the time of vesting. On March 4, 2020, the Compensation Policy Committee approved a formula for determining the number of restricted stock units to be granted, subject to stockholder approval of our 2020 Comprehensive Stock and Cash Incentive Plan at our 2020 annual meeting, which formula divided the pre-established dollar value by the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the 60 calendar days up to and including the May 15, 2020 annual meeting date. The full number of restricted stock units that could vest during the three-year period is shown, even though the executive will not fully vest in these units until February 7, 2023.

(4)

The amounts reflect the grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See “Note 9—Employee Stock Plans & Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2020 Annual Report on Form 10-K for information on the assumptions and methodology used in calculating the grant date fair values.

EXECUTIVE OFFICER COMPENSATION

Outstanding Equity Awards at 2020 Fiscal Year End

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2020.

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (2) #	Market Value of Shares or Units of Stock that have not Vested (2) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (3) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (4) $
James F. Risoleo	20-Jan-12	7,110	—	$16.23	20-Jan-22	—	—	—	—
	5-Feb-13	12,467	—	16.55	05-Feb-23	—	—	—	—
	22-Jan-14	11,668	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	10,543	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	4,128	—	19.93	15-Apr-25	—	—	—	—
	4-Feb-16	28,136	—	14.20	4-Feb-26	—	—	—	—
	8-Feb-18					25,200	$368,676	75,597	$1,105,984
	8-Feb-19					88,748	1,298,383	99,841	1,460,674
	15-May-20					239,830	3,508,713	359,745	5,263,069
Sourav Ghosh	17-Feb-15	851	—	23.56	17-Feb-25	—	—	—	—
	15-Jul-15	1,762	—	21.09	15-Jul-25	—	—	—	—
	8-Feb-18					840	12,289	—	—
	26-Mar-18					289	4,228	3,387	49,552
	8-Feb-19					3,905	57,130	4,393	64,270
	15-May-20					22,138	323,879	33,207	485,818
Brian G. Macnamara	22-Jan-14	5,032	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	4,547	—	23.76	15-Jan-25	—	—	—	—
	8-Feb-18					1,322	19,341	3,965	58,001
	8-Feb-19					4,161	60,875	4,676	68,410
	15-May-20					10,350	151,421	15,524	227,116
Nathan S. Tyrrell	15-Jan-15	6,069	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	817	—	19.93	15-Apr-25	—	—	—	—
	8-Feb-18					7,504	109,784	22,512	329,351
	8-Feb-19					27,808	406,831	31,284	457,678
	15-May-20					69,366	1,014,825	104,049	1,522,237
Julie P. Aslaksen	14-Nov-19					15,861	232,046	—	—
	15-May-20					31,731	464,225	47,597	696,344
Joanne G. Hamilton	22-Jan-14	7,249	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	6,551	—	23.76	15-Jan-25	—	—	—	—
	8-Feb-18					3,920	57,350	11,760	172,049
	8-Feb-19					11,834	173,131	13,312	194,755
	15-May-20					32,285	472,330	48,427	708,487

(1)	All option awards are fully vested and have a 10-year life from the date of grant. The Company discontinued granting options after 2016.

(2)

These columns reflect the number and value of time-based restricted stock units awarded under our 2018, 2019 and 2020 compensation programs. For Ms. Aslaksen, this also includes a time-based restricted stock unit award made on November 14, 2019 in connection with her hiring. The restricted stock units vest annually over a three-year period measured from the grant date (or February 7, 2020 with respect to the awards granted in 2020) in substantially equal installments provided the executive remains employed by the Company at the time of vesting. For the 2020 award, the full three-year number of restricted stock units is shown,

EXECUTIVE OFFICER COMPENSATION

even though the executive will not fully vest in these restricted stock units until February 7, 2023. For the 2019 award, the remaining two-thirds of the unvested award is shown. For the 2018 award, the remaining one-third of the unvested award is shown. The value is based on the closing price of our stock on December 31, 2020 of $14.63 multiplied by the number of restricted stock units.

(3)

The number of shares under this column includes restricted stock units awarded under our 2018, 2019 and 2020 compensation programs which are eligible to vest subject to the attainment of performance conditions. The performance conditions are the satisfaction of corporate performance objectives following a one-year performance period and the results of the Company’s total stockholder return. For the 2018 awards, the Company’s total stockholder return performance is compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index over a three-year performance period. For the 2019 and 2020 awards, the Company’s total stockholder return performance is compared against the NAREIT Lodging & Resorts Index over a three-year performance period. For the portions of the awards eligible to vest for 2020, the determination of whether and to what extent those measures were satisfied was made by the Compensation Policy Committee in February 2021. The number of shares shown assumes “target” performance and includes shares that were later forfeited under the program or were not eligible to vest (i.e., the portion of the restricted stock units granted in 2020 subject to the total stockholder return performance condition are not eligible to vest until February 2023).

(4)

The value is calculated based on the closing price of our stock on December 31, 2020 of $14.63 multiplied by all Performance-based Awards and Market-based Awards assuming “maximum” performance. Because a significant number of shares were later forfeited or were not eligible to vest for 2020, the amount does not reflect what was actually earned.

Option Exercises and Stock Vested in Fiscal Year 2020

The chart below shows stock awards that vested in 2020. The performance-based restricted stock units shown vested in February 2020 based on performance for 2019 (for achievement of corporate strategic objectives) or performance for 2017-2019 (based on the Company’s total stockholder return). Restricted stock units which vested based on performance for 2020 did not vest until February 2021 when the Compensation Policy Committee met and made its determinations on performance measures and are not included in the table below. No stock options were exercised by the named executive officers during 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise	Number of Shares Acquired on Vesting (1) #	Value Realized on Vesting (2)
James F. Risoleo	—	—	260,265	$4,430,645
Sourav Ghosh	—	—	11,181	189,113
Brian G. Macnamara	—	—	13,248	225,476
Nathan S. Tyrrell	—	—	80,414	1,369,070
Julie P. Aslaksen	—	—	7,930	108,879
Joanne G. Hamilton	—	—	37,658	640,875

(1)

These are (i) Performance-based Awards and Market-based Awards that vested on February 20, 2020, the date that the Compensation Policy Committee determined the results on performance measures for 2019 and (ii) time-based restricted stock units that vested during 2020.

(2)	The value realized on vesting is determined by multiplying the shares vested by the closing prices of the Company’s common stock on the applicable dates of vesting.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

EXECUTIVE OFFICER COMPENSATION

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2020. The aggregate balance shown includes amounts earned through December 31, 2020 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)
James F. Risoleo	$230,000	$105,250	$52,625	$608,855	—	$7,384,716
Sourav Ghosh	65,626	23,063	11,531	27,477	—	188,934
Brian G. Macnamara	—	—	—	71,578	—	400,620
Nathan S. Tyrrell	77,868	31,622	15,811	168,369	—	1,169,518
Julie P. Aslaksen	—	—	—	—	—	—
Joanne G. Hamilton	78,584	29,542	14,771	269,177	—	1,362,861

(1)

Amounts reflect vested values as of December 31, 2020. Amounts shown in the “Aggregate Balance at Last Fiscal Year-End” column include the Company’s discretionary contributions for fiscal year 2020, even though such amounts were not deposited into the accounts under the Executive Deferred Compensation Plan until February 2021.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $0.50 of each $1.00 deferred, up to a maximum of 8% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $0.50 on each $1.00 deferred up to 8% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers who have contributed to the plan are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of a change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

Severance

The Company has a severance plan that applies to its senior executives, which was adopted in 2003 and amended and restated effective as of December 31, 2015. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; violating a material policy of the Company; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

EXECUTIVE OFFICER COMPENSATION

•

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company. “Good reason” does not include a change that is solely a diminution in title or a change in reporting relationships.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

The president and chief executive officer would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not “gross up” or pay any excise tax associated with these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and vest as follows:

•

The executive would vest in (i) the unvested portion of the time-based award that would have otherwise vested during the twelve months following the date of termination and (ii) the unvested portion of the corporate strategic objective award based on the “target” level of performance; and

•

If such termination occurs in the final year of the performance period, the executive would remain eligible to vest in the portion of the relative total stockholder return award which had been scheduled to vest in the year in which the termination date occurs based on the Company’s actual performance during the performance period as determined by the Compensation Policy Committee.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2020. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay.

Potential Severance Payments

	Mr. Risoleo	Mr. Ghosh	Mr. Macnamara	Mr. Tyrrell	Ms. Aslaksen	Ms. Hamilton

Termination payment (1)	$5,502,667	$860,933	$642,333	$1,238,700	$756,000	$951,667

Restricted Stock (2)	5,753,745	437,832	262,872	1,690,965	618,937	801,007

Cost of benefit continuation (3)	44,044	44,044	44,044	44,044	44,044	44,044

Deferred compensation balance (4)	7,384,716	188,934	400,620	1,169,518	—	1,362,861

Total	$18,685,171	$1,531,744	$1,349,870	$4,143,227	$1,418,981	$3,159,579

(1)

Amounts reflected are a multiple of base salary and average annual incentive award. The president and chief executive officer would receive two times his or her base salary and two times the average of his or her annual incentive award for 2018, 2019 and 2020. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2018, 2019 and 2020.

(2)	Amounts are based on the closing price of our stock on December 31, 2020 of $14.63 and vesting as described above.

EXECUTIVE OFFICER COMPENSATION

(3)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(4)	The named executive officers are fully vested in their deferred compensation accounts.

Change-In-Control

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events during the period beginning 30 days prior to the change in control and ending one year after a change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

The president and chief executive officer would be entitled to receive a payment equal to 3x his or her current base salary and 3x his or her average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and all then unvested restricted stock units would vest if the executive is terminated without cause or resigns for good reason following a change in control.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2020. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

Potential Change in Control Payments

	Mr. Risoleo	Mr. Ghosh	Mr. Macnamara	Mr. Tyrrell	Ms. Aslaksen	Ms. Hamilton

Termination payment (1)	$8,254,000	$1,721,867	$1,284,667	$2,477,400	$1,512,000	$1,903,333

Target Annual Cash Incentive (2)	1,600,000	500,000	350,000	576,800	420,000	450,000

Restricted Stock (3)	20,835,227	1,596,806	938,690	6,149,969	2,088,959	2,853,391

Cost of benefit continuation (4)	44,044	44,044	44,044	44,044	44,044	44,044

Deferred compensation balance (5)	7,384,716	188,934	400,620	1,169,518	—	1,362,861

Total	$38,117,986	$4,051,651	$3,018,021	$10,417,731	$4,065,003	$6,613,630

(1)

The termination payment is a multiple of base salary and average annual cash incentive award. The president and chief executive officer would receive three times his or her base salary and three times the average of his or her annual cash incentive award for 2018, 2019 and 2020. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2018, 2019 and 2020.

EXECUTIVE OFFICER COMPENSATION

(2)

Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the “target” level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2020. This annual cash incentive would not otherwise be earned until the Compensation Policy Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)

Under the restricted stock unit agreements, all unvested restricted stock units would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The value is determined by multiplying the shares by $14.63, the closing price of our stock on December 31, 2020.

(4)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2020 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)

Equity compensation plans approved by stockholders (1)	270,558	$18.77	10,124,348

Equity compensation plans not approved by stockholders	—	—	—

TOTAL	270,558	$18.77	10,124,348

(1)

Shares indicated are the aggregate of those issuable under the Company’s Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Risoleo, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

51:1 CEO PAY RATIO

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Policy Committee monitors the relationship between the pay our executive officers receive and the pay our employees receive. We recognize that our continued success is highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization. We continually review our compensation practices to ensure that the compensation of every employee reflects the level of his or her position and responsibilities and is reviewed so as to be competitive to similar positions in the applicable labor market, while maintaining an appropriate balance between executive compensation and our overall compensation levels. By doing so, we maintain a highly qualified, stable workforce, which is reflected in the fact that the average tenure with the Company is 13 years. The compensation program for all employees is aligned with the structure of executive officer compensation. The primary components of compensation for both employees and executive officers are: base salary, annual cash incentive bonus, and long-term incentive equity-based compensation (which is granted to all employees at or above upper middle management). The same metrics (Adjusted FFO per share and ROIC) are the primary components for determining the annual cash incentive bonus for both employees and executive officers. There are, however, some differences

EXECUTIVE OFFICER COMPENSATION

in the design of the long-term incentive equity-based compensation. While the long-term equity incentive grants for both executive officers and upper middle management include a total stockholder return component, the grants for upper middle management are also based in part on performance on individual performance objectives. In contrast, the equity incentive grants for executive officers do not include individual performance objectives, but rather measure Company performance against corporate strategic objectives. Our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. For more information on the Company’s compensation philosophy, see “Our Compensation Program” within the CD&A.

Mr. Risoleo had 2020 annual total compensation of $10,094,761 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2020 was $196,338, as determined in the same manner as the total compensation for Mr. Risoleo. Based on this information, for 2020, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 51.

The Company’s CEO pay ratio ranks within the lowest 5% among S&P 500 companies and is 3.5x lower than the median ratio for S&P 500 companies (178:1).

To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, including those working less than 40 hours per week, and included base salary, annual incentive bonus, and stock compensation for purposes of determining the median employee. Using this methodology, we determined that our median employee was a full-time employee with the title of Manager.

Workplace Demographics

To assist investors in their assessment of the Company’s CEO pay ratio, the Company is providing supplemental information on its workforce. As of March 1, 2021, the Company had 163 employees, all of which work in the United States. The vast majority work in the Company’s headquarters in Bethesda, Maryland, while others work in the Company’s regional offices in Miami and San Diego. The employees at the Company’s properties are the employees of the Company’s third-party hotel managers, who are responsible for hiring and maintaining employees and setting their compensation. The Company does not use temporary or seasonal workers. As of February 2021, all Company employees were full time employees, though on occasion the Company has, and may in the future, hire employees on a part time basis. The workforce is professional, experienced and motivated, with the average tenure of 13 years as noted above. The majority of the Company’s employees have college degrees and many have advanced degrees as well.

COMPENSATION POLICY COMMITTEE REPORT

COMPENSATION POLICY COMMITTEE REPORT

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2020 and this Proxy Statement.

The Compensation Policy Committee

Mary L. Baglivo, Chair

Sandeep L. Mathrani

A. William Stein

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2020 Director Fees

Directors who are employees receive no fees for their service as a director. Mr. Marriott, Chairman of the Board, and Mr. Risoleo, President and CEO, were employees of the Company during 2020 and received no director fees. In 2020, we provided the following annual compensation to the Company’s independent directors. Directors are compensated in cash and stock to align their interests with those of our stockholders.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total

Mary L. Baglivo	$125,500	$140,000	$20,863	$286,363

Sheila C. Bair	103,000	140,000	29,517	272,517

Mary Hogan Preusse	103,000	140,000	17,448	260,448

Ann McLaughlin Korologos	47,000	—	5,330	52,330

Sandeep L. Mathrani	104,500	140,000	11,513	256,013

John B. Morse, Jr.	95,000	140,000	—	235,000

Walter C. Rakowich	128,000	140,000	850	268,850

Gordon H. Smith	136,000	140,000	11,690	287,690

A. William Stein	104,500	140,000	19,839	264,339

(1)	Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and Lead Director, as described below

(2)	Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $140,000. The annual stock awards are fully vested upon grant.

(3)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Ms. Baglivo, $9,838; Ms. Bair, $15,260; Ms. Korologos $2,756; Ms. Hogan Preusse, $8,904; Mr. Mathrani, $6,983; Mr. Rakowich, $476; Mr. Smith, $6,044; and Mr. Stein, $12,032.

•

Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $11,025; Ms. Bair, $14,257; Ms. Korologos $2,574; Ms. Hogan Preusse, $8,544; Mr. Mathrani, $4,530; Mr. Rakowich, $374; Mr. Smith, $5,646; and Mr. Stein, $7,807.

2020 Director Compensation Program

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board of Directors on compensation and benefits for the non-employee directors. The Committee generally reviews the compensatory arrangements of the independent directors biennially. The compensatory arrangements for 2020 were based on a review conducted in the fall of 2019 by the Committee with the assistance of Pay Governance LLC. Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using several market data sources, which included director compensation practices for companies comprising the S&P 500 Index (of which we are a constituent) as well as the proxy peer group used to assess executive compensation. The companies comprising this peer group are shown in “Compensation Discussion & Analysis – Role of the Compensation Committee, Market Data and Peer Group” above. Upon review and consideration, the Committee recommended no changes to non-employee director compensation for 2020. As a result, the compensatory arrangements for 2019 continued to be effective for 2020 compensation. Set forth below are the complete components of director compensation for 2020, as approved by the Board upon the recommendation of the Committee.

DIRECTOR COMPENSATION

Cash Compensation

Non-employee directors receive the following cash compensation in addition to reimbursement of customary and usual travel expenses:

•	retainer of $80,000 per year;

•	$8,000 per year for membership on the Compensation Policy Committee or Nominating and Corporate Governance Committee;

•	$12,000 per year for membership on the Audit Committee;

•	$15,000 per year to the committee chair of the Nominating and Corporate Governance Committee (Mr. Smith);

•	$25,000 per year to the committee chair of the Compensation Policy Committee (Ms. Baglivo);

•	$25,000 per year to the committee chair of the Audit Committee (Mr. Rakowich); and

•	$30,000 per year to the Lead Director (Mr. Smith).

There are no fees paid for attendance at up to five Board meetings. Non-employee directors receive $1,500 per meeting for attendance at any Board meetings in excess of five. There were seven Board meetings in 2020. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating and Corporate Governance Committee and Compensation Policy Committee and up to seven meetings of the Audit Committee. Non-employee directors receive $1,500 per meeting for attendance at any committee meetings in excess of those amounts. In 2020, there were 7 Audit Committee meetings, 6 Compensation Policy Committee meetings, and 4 Nominating and Corporate Governance Committee meetings.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award effective after election at the annual meeting. In 2020, the value of the award equaled $140,000, with the number of shares determined based on the fair market value of the Company’s common stock on the date of the 2020 annual meeting.

Pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan, directors receive the annual stock award in fully-vested common stock, unless a director makes an election to defer the award into stock units. Directors also elect when the stock units would be payable, which may be (i) on the 90th day following separation from service from the Board, in a lump sum or in annual installments up to 10 years, (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years, or (iii) in a lump sum payable on the 90th day following the earlier of (A) separation from service or (B) 3 or 5 years from the date of grant. All directors except Mr. Rakowich elected to defer the 2020 stock award into stock units. The closing price of our common stock on the annual meeting date of May 15, 2020 was $10.06, which resulted in each director receiving either 13,916 shares or, if they deferred, credit for 13,916 stock units. Directors who defer their shares are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Stock Ownership Policy

Non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Stock Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with this policy is measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet this requirement. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Risoleo, as employees, are subject to separate stock ownership requirements applicable to corporate officers. All directors have met the stock ownership requirement.

DIRECTOR COMPENSATION

Perquisites

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators, subject to an annual limit of $30,000 measured over a three year period (i.e., $90,000 over three years). In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to elect to receive such shares commencing (i) on the 90th day following the director’s separation from service, in a lump sum or in substantially equal annual installments over a period not to exceed 10 years or (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 26, 2021 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of February 26, 2021, the Company owns approximately 99% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)

Directors:

Mary L. Baglivo (3)	54,833	*		*

Sheila C. Bair (3)	72,586	*		*

Mary Hogan Preusse (3)	36,570	*		*

Richard E. Marriott (4)	5,910,576	0.8%	140,296	0.9%

Sandeep L. Mathrani (3)	45,324	*		*

John B. Morse, Jr. (3)	124,416	*		*

Walter C. Rakowich (3)	43,197	*		*

James F. Risoleo (5)	1,235,074	0.2%		0.2%

Gordon H. Smith (3)	94,488	*		*

A. William Stein (3)	35,558	*		*

Non-Director Named Executive Officers:

Sourav Ghosh (5)	87,130	*		*

Brian Macnamara (5)	54,437	*		*

Nathan S. Tyrrell (5)	332,540	*		*

Julie Aslaksen (5)	93,163	*		*

Joanne Hamilton (5)	182,030	*		*

All Directors and Executive Officers as a group:

(17 persons, including the foregoing) (3)(4)(5)	8,539,744	1.2%	140,296	1.2%

Certain Beneficial Owners:

BlackRock, Inc. (6)	76,578,597	10.9%		10.9%

State Street Corporation (7)	42,507,184	6.0%		6.0%

Cohen & Steers, Inc. (8)	44,697,465	6.3%		6.3%

The Vanguard Group, Inc. (9)	110,556,256	15.7%		15.7%

*	Reflects ownership of less than 1/10th of 1%.

(1)

Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)

This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)

The number of shares of common stock listed here includes common stock equivalents: (a) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (b) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; and (c) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	756,159 shares held in trust for which Richard E. Marriott is a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	270,427 shares held in trust for which the wife of Richard E. Marriott is a trustee;

•	279,875 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder of the voting shares.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)

The number of shares of our common stock listed here includes restricted stock units granted under the Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of February 26, 2021 pursuant to the exercise of stock options granted under our Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for the named executive officers who hold stock options:

• Joanne Hamilton • James F. Risoleo • Sourav Gosh • Nathan S. Tyrrell	13,800 vested options 74,052 vested options 2,613 vested options 6,886 vested options

(6)

BlackRock, Inc. filed an amended Schedule 13G with the SEC on January 27, 2021 to report beneficial ownership of 76,578,597 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 69,329,896 shares. The single largest subsidiary by holding percentage, BlackRock Institutional Trust Company, N.A., held approximately 7.6% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 9%. BlackRock’s business address is 55 East 52nd Street, New York, New York 10055.

(7)

State Street Corporation filed a Schedule 13G with the SEC on February 10, 2021 to report beneficial ownership of 42,507,184 shares of our common stock. State Street Corporation reports that it has the shared power to dispose of 42,402,806 shares and the shared power to vote 36,995,637 shares. State Street Corporation’s business address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(8)

Cohen & Steers, Inc. filed a Schedule 13G with the SEC on February 16, 2021 to report beneficial ownership of 44,697,465 shares of our common stock. Cohen & Steers reports that it has the sole power to dispose of all such shares, and has sole power to vote with respect to 25,189,424 shares. Cohen & Steers’ business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(9)

The Vanguard Group, Inc. filed an amended Schedule 13G with the SEC on February 10, 2021 to report beneficial ownership of 110,556,256 shares of our common stock. Vanguard reports that it has the sole power to dispose of 105,973,564 shares, has shared power to dispose of 4,585,692 shares, and has shared power to vote with respect to 2,665,449 shares. The single largest fund by holding percentage, Vanguard Real Estate Index Fund, held approximately 4.3% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 9%. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007, the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions which has been updated from time to time. The policy applies to any transaction, or series of transactions, in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons;

•	indemnification and advancement of expenses to any related person made pursuant to the Company’s Charter or Bylaws or pursuant to any agreement; and

•

management, operating, licensing and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other third-party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

As of January 31, 2021, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 7.2% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Leases

We currently sublease approximately 3,576 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2020, we paid Marriott International approximately $155,208 in rental fees for this office space.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management and license agreements with us and certain of our subsidiaries to manage branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and our subsidiaries that allow us to use Marriott brands, associated trademarks, reservation systems and other related items for Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2020, we and our subsidiaries paid $31 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Fees for operational services. Marriott International has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels it manages, including establishing room rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by its technical and operational experts and promoting and publicizing the hotels. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels. These support services include planning and policy services, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. Marriott International typically receives compensation in the form of a base management fee, which is calculated as a percentage (generally 3%) of annual gross revenues, and an incentive management fee, which typically is calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel. In the case of our hotels operating under the W®, Westin®, Sheraton®, Luxury Collection® and St. Regis® brands and managed by Marriott following its acquisition of Starwood Hotels & Resorts Worldwide, Inc. on September 23, 2016 (collectively, the “Starwood-Branded Hotels”), the base management fee is only 1% of annual gross revenues, but that amount is supplemented by license fees payable to Marriott under a separate license agreement (as described below).

•

License services. In the case of the Starwood-Branded Hotels, operations are governed by separate license agreements addressing matters pertaining to the designated brand, including rights to use trademarks, service marks and logos, matters relating to compliance with certain brand standards and policies, and the provision of certain system programs and centralized services. Although the term of these license agreements with Marriott generally is coterminous with the corresponding operating agreements,

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

the license agreements contemplate the potential for continued brand affiliation even in the event of a termination of the operating agreement (for instance, in the event the hotel is operated by an independent operator). The Marriott licensors receive compensation in the form of license fees (generally 5% of gross revenues attributable to room sales and 2% of gross revenues attributable to food and beverage sales), which amounts supplement the lower base management fee of 1% of gross revenues received by Marriott under the operating agreements, as noted above.

•

Chain or system programs and services. Marriott International provides chain or system programs and services generally that are furnished on a centralized basis. Such services include the development and operation of certain computer systems and reservation services, regional or other centralized management and administrative services, marketing and sales programs and services, training and other personnel services, and other centralized or regional services as may be determined to be more efficiently performed on a centralized, regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these chain or system programs and services generally are allocated on a cost reimbursement basis among all hotels managed by Marriott International or its affiliates or that otherwise benefit from these services.

•

Working capital and fixed asset supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We also are responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from working capital are insufficient to meet the financial requirements of the hotels.

•

Furniture, fixtures and equipment replacements. We are required to provide Marriott with all furniture, fixtures and equipment (“FF&E”) necessary for the operation of the hotels (including funding any required FF&E replacements). On an annual basis, Marriott prepares budgets for FF&E to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the necessary funds, which budgets are subject to our review and approval. For purposes of funding such expenditures, a specified percentage (typically 5%) of the gross revenues of each hotel is deposited by the manager into an escrow or reserve account in our name, to which the manager has access. For certain hotels, we have negotiated flexibility with Marriott that reduces the funding commitment required as follows:

•

For certain hotels managed by Marriott, we have entered into an agreement with Marriott to allow for such expenditures to be funded from one pooled reserve account, rather than periodic reserve fund contributions being deposited into separate reserve accounts at each hotel, with the minimum required balance maintained on an ongoing basis in that pooled reserve account being significantly lower than the amount that would have been maintained otherwise in such separate hotel reserve accounts. Upon sale, a hotel-level reserve account would be funded (by either the purchaser or by the Company, as the seller) in the full amount of the reserve balance associated with the hotel.

•

For certain of the Starwood-Branded Hotels, periodic reserve fund contributions, which otherwise would be deposited into reserve accounts maintained by managers at each hotel, are distributed to us and we are responsible for providing funding of expenditures which otherwise would be funded from reserve accounts for each of the hotels. Upon sale, a hotel-level reserve account would be funded in the amount of the subject hotel’s pro rata share, if any, of the consolidated pooled reserve balance.

•

Building alterations, improvements and renewals. Marriott is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilation, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition that is consistent with brand standards. We generally have approval rights as to such budgets and expenditures, which we review and approve based on Marriott’s recommendations and on our judgment. Expenditures for these major repairs and improvements affecting the hotel building typically are funded directly by us, although our agreements with Marriott in respect of the Starwood-Branded Hotels contemplate that certain such expenditures may be funded from the FF&E reserve account.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2022 annual meeting, we must receive it no later than December 8, 2021. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814.

Director Nominations for Inclusion in Proxy Materials

(Proxy Access)

Our proxy access bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. Stockholders who do not meet the requirements may always provide written suggestions for director nominees directly to the Nominating and Corporate Governance Committee. The Committee will evaluate director candidates suggested by stockholders in the same manner as those suggested by other sources. For the 2022 annual meeting, notice of a proxy access nomination must be delivered to our Secretary at the address provided above no earlier than November 8, 2021 and no later than 5:00 p.m., Eastern time, on December 8, 2021.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2022 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder entitled to vote who has delivered written notice to the Secretary (at the above address), no earlier than November 8, 2021 and no later than 5:00 p.m., Eastern time, on December 8, 2021. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 28, 2021, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (www.hosthotels.com).

Important Dates for 2022 Annual Meeting

Earliest Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	November 8, 2021

Last Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	December 8, 2021

Last Date to Submit Stockholder Proposals for Inclusion in Our Proxy Statement	December 8, 2021

Earliest Date to Submit Director Nominations or Other Business to Be Presented at Our Annual Meeting	November 8, 2021
Last Date to Submit Director Nominations or Other Business to Be Presented at Our Annual Meeting	December 8, 2021

ATTENDANCE AND VOTING MATTERS

ATTENDANCE AND VOTING MATTERS

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Sourav Ghosh and Julie P. Aslaksen as proxies for this annual meeting. When you properly sign your proxy card or vote via the Internet or telephone, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

What does it mean if I get more than one notice or proxy card?

You should vote by following the instructions on each notice you receive or by completing and signing each proxy card you receive. You will receive separate instructions for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Availability of Proxy Materials was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Availability of Proxy Materials was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials?

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to stockholders by providing access to these documents over the Internet. Accordingly, on or about April 7, 2021, we sent a Notice of Internet Availability to our stockholders. These stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help save natural resources and reduce the cost to print and distribute the proxy materials.

Who is entitled to vote?

Any owner of common stock of the Company at the close of business on March 23, 2021, the record date, can vote at the annual meeting, and any postponements or adjournments of the meeting, and is entitled to one vote for each share of common stock owned.

Why is the Company having a virtual annual meeting instead of an in-person meeting?

This year’s annual meeting will be conducted virtually through a live audio webcast accessible via the Internet. There will be no physical meeting location. This format offers the key features of an in-person meeting without putting anyone at risk of COVID-19. At the virtual meeting, participants will join via a website where they can listen to the speakers, view management’s presentation and vote their shares electronically. Stockholders will be able to submit questions and comments and hear the Company’s responses.

ATTENDANCE AND VOTING MATTERS

How do I attend and participate in the virtual annual meeting?

Attending the Virtual Annual Meeting as a Stockholder of Record. If you were a stockholder of record as of the close of business on March 23, 2021 (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the meeting by accessing www.meetingcenter.io/214539166 and entering the 15-digit control number on the proxy card or Notice of Availability of Proxy Materials you previously received and the meeting password, which is HST2021.

Attending the Virtual Annual Meeting as a Beneficial Owner. If you were a beneficial owner as of the close of business on March 23, 2021 (i.e., you held your shares in an account at a brokerage firm, bank or other similar agent), you can attend the meeting by registering in advance by obtaining a valid proxy from your broker, bank or other agent. Once you have received a valid proxy from your broker, bank or other agent, it should be emailed to our transfer agent, Computershare, at legalproxy@computershare.com and should be labeled “Legal Proxy” in the subject line. Please include proof from your broker, bank or other agent of your valid proxy (e.g., a forwarded email from your broker, bank or other agent with your valid proxy attached, or an image of your valid proxy attached to your email). A copy of your valid proxy can also be sent by mail to Computershare, Host Hotels Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be received by Computershare no later than 5:00 p.m. Eastern Time, on Tuesday May 14, 2021. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/214539166 and enter your control number and the meeting password, which is HST2021.

Asking Questions and Voting at the Virtual Annual Meeting. If you are attending the meeting as a stockholder of record or registered beneficial owner, you will be able to submit questions and vote your shares. Questions can be submitted within the meeting center site by clicking on the message icon in the upper right-hand corner of the page. You will also be able to vote your shares electronically during the annual meeting by clicking on the “Cast Your Vote” link on the Meeting Center site, if you have not already voted your shares in advance or would like to change your prior vote. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions should relate to matters of concern to stockholders generally. We ask that stockholders please limit themselves to one question/topic. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized, and answered together.

Attending the Virtual Annual Meeting as a Guest. If you would like to enter the meeting as a guest in listen-only mode, including if you are a beneficial owner who did not register a proxy from your broker, bank or other agent, click on the “I am a guest” button after entering the meeting center at www.meetingcenter.io/214539166 and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

What if I am having technical difficulties attending the virtual annual meeting?

During the annual meeting, please call Computershare Support at 888-724-2416 or 781-575-2748. We encourage stockholders to join 15 minutes before the start time to ensure a proper connection and to give time to resolve any technical difficulties. If you have questions regarding the virtual meeting format in advance of the meeting please also call Computershare at the same phone numbers.

How do I vote?

Voting by Authorizing a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may authorize a proxy to vote your shares as follows:

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Vote by Internet. You have the option to vote via the Internet. The website for Internet voting is on the Notice of Internet Availability and is also printed on your proxy card if you requested a printed set of proxy materials. Internet voting is available 24 hours per day until the time of the annual meeting. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

ATTENDANCE AND VOTING MATTERS

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Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the proxy card, which may be requested by following the instructions on the Notice of Internet Availability you received. Telephone voting is available 24 hours per day until the time of the annual meeting. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Mail. If you would like to vote by mail, you will need to request a set of printed proxy materials by following the instructions on the Notice of Internet Availability you received. Once you receive those materials, mark the proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee, which you must follow in order to have your shares of common stock voted.

Voting at the Virtual Annual Meeting. To vote your shares in person at the annual meeting follow the procedures above for: “How do I attend and participate in the virtual annual meeting?” Please note that if you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization (i.e., in “street name”) then you will need to register in advance following the procedures above if you would like to vote your shares at the virtual annual meeting.

Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf in the election of directors and other routine matters as they deemed appropriate. Now, due to regulatory changes, your bank or broker is no longer able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf except to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2021.

May I revoke my proxy or change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by voting again via the Internet or by completing, signing, dating and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting in person. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. However, your attendance at the virtual annual meeting will not automatically revoke your proxy unless you vote again.

How can I manage the number of Annual Reports and Proxy Statements I receive?

If you share an address with any of our other stockholders, your household might receive only one copy of these documents. We will promptly deliver, upon oral or written request, individual copies of these documents to any stockholders at a shared address who received only one copy. To request individual copies for each stockholder in your household for this year and/or future years, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 505000, Louisville, KY 40233.

ATTENDANCE AND VOTING MATTERS

What vote is required to approve each proposal?

In the election of directors (proposal 1), each nominee must receive more “for” votes than “against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2021 (proposal 2), to approve the advisory resolution on executive compensation (proposal 3) and to approve the Company’s 2021 Employee Stock Purchase Plan (proposal 4).

What constitutes a “quorum”?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain” will be counted as present at the meeting for the purpose of determining a quorum. Abstentions will have no effect on the results of the vote for the election of directors, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants, the advisory vote on executive compensation or the vote to approve the Company’s 2021 Employee Stock Purchase Plan.

The proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors, the advisory vote on executive compensation and the vote to approve the Company’s 2021 Employee Stock Purchase Plan are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the election of directors, the advisory vote on executive compensation or the vote to approve the Company’s 2021 Employee Stock Purchase Plan.

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s corporate governance guidelines, code of conduct and other documents referenced in this proxy statement can be accessed in the “Governance” section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

4747 Bethesda Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Investor Relations

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Sourav Ghosh and Julie P. Aslaksen, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

ATTENDANCE AND VOTING MATTERS

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $15,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at www.hosthotels.com.

OTHER MATTERS

OTHER MATTERS

Other Business at the Annual Meeting

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the proxy.

Delinquent Section 16(a) Reports

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the Nasdaq Stock Market. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely on our review of the copies of these reports and written representations we received from our directors and executive officers, we believe that all filings required to be made by the reporting persons during 2020 were made on a timely basis except for one late Form 4 filing by Mr. Marriott on February  12, 2020, to report a disposition of common stock held by trusts that may be deemed to be indirectly beneficially owned by him.

Online Annual Report to Stockholders

We have filed an Annual Report on Form 10-K for the year ended December 31, 2020 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2020 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, Maryland 20814. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (www.hosthotels.com).

By Order of the Board of Directors

Julie P. Aslaksen

Secretary

Dated: April 7, 2021

APPENDIX A

HOST HOTELS & RESORTS, INC. AND HOST HOTELS & RESORTS, L.P.

2021 EMPLOYEE STOCK PURCHASE PLAN

The Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. Employee Stock Purchase Plan (the “Plan”), as set forth in this document is an amendment and restatement of the Employee Stock Purchase Plan last amended and restated effective as of May 15, 2016 and last amended as of June 15, 2020. The Plan is intended to enable eligible employees of Host Hotels & Resorts, Inc., Host Hotels & Resorts, L.P. and each Subsidiary whose participation in the Plan is approved by the Committee, to purchase shares of common stock (“Shares”) of Host Hotels & Resorts, Inc. (the “Corporation”) and thus to benefit the Corporation by increasing the employees’ interest in the Corporation’s growth and success. The provisions of the Plan are as follows:

1.           Definitions.

“Board” means the Board of Directors of the Corporation.

“Committee” means the Compensation Policy Committee of the Board, or another committee or subcommittee of the Board to which the Board delegates administration of the Plan.

“Fair Market Value” means, as of any given date, the value of a Share determined as follows:

(a)         If the Shares are listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)         If the Shares are not listed on an established stock exchange or national market system, but the Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)         If the Shares are neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

“Participant” means an eligible employee who has elected to participate in the Plan for a Purchase Period in accordance with Section 4.

“Purchase Period” means each calendar quarter, or such other period as the Committee shall designate from time to time, not to exceed twenty-seven (27) months in length.

“Retirement” or “Retired” shall mean either (i) termination of employment at or beyond age fifty-five (55) with at least ten (10) years of service; or (ii) termination of employment as a result of total and permanent disability. Total and permanent disability means if the employee is permanently unable to engage in any occupation for which he or she is reasonably qualified by education, training or experience as certified by a competent medical authority designated by the Plan administrator to make such determination. No termination of employment shall be deemed a “Retirement” for purposes of the Plan unless such termination occurs during the last month of the applicable Purchase Period.

A “Subsidiary” means (i) any “subsidiary corporation” of the Corporation within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, and (ii) any partnership, corporation or other entity in which the Corporation or Host Hotels & Resorts, L.P. owns a majority of the equity interest by vote or by value or in which the Corporation or Host Hotels & Resorts, L.P. has a majority capital or profits interest.

APPENDIX A

2.         Stock Offered and Price. Subject to Section 6(b), an option to purchase Shares through payroll deductions or direct contributions will be granted to eligible employees in the manner stated below. Unless otherwise determined by the Committee, the “Purchase Price” of each Share will be the lesser of (i) ninety percent (90%) of its Fair Market Value on the first day of the Purchase Period, or (ii) ninety percent (90%) of the Fair Market Value on the last day of the Purchase Period; provided that the Purchase Price shall not be less than 85% of the Fair Market Value of a Share on the first day of the Purchase Period or the last day of the Purchase Period, whichever is lower (the “Purchase Price Threshold”). The maximum number of Shares that may be purchased under this Plan shall not exceed 1,212,896 Shares. The Shares issued shall be authorized but unissued Shares. In the event that the Corporation should declare a stock dividend or a stock split or reclassify its stock, or in the event of any change in control, reorganization, merger, recapitalization or other corporate transaction or event, the Purchase Price, the number of Shares reserved for purchase under the Plan and the limitations established on the maximum number of Shares that may be purchased during each Purchase Period, if any, will be adjusted proportionately. The determination of the adjustment, if any, shall be made by the Committee, and such determination shall be final, binding and conclusive.

3.           Eligible Employees.

(a)         Unless otherwise determined by the Committee, all employees of the Corporation and Host Hotels & Resorts, L.P., or of any Subsidiary whose participation in the Plan is approved by the Committee, who are employed on the first day of a Purchase Period are eligible to participate in the Plan during such Purchase Period. Notwithstanding the foregoing and unless otherwise determined by the Committee, the following employees are ineligible to participate: (a) employees whose customary employment is for not more than five (5) months in any calendar year; (b) employees whose customary employment is twenty (20) hours or less per week; and (c) any employee, who after grant of an option under the Plan, would own or be deemed to own pursuant to applicable attribution rules stock (including stock which may be acquired under any outstanding options) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation, or of a Subsidiary. Notwithstanding the foregoing, and with respect to any Subsidiary, the Board or the Committee must first approve participation in the Plan by the employees of each such Subsidiary. Furthermore, the Board or the Committee may at any time, in its sole discretion, withdraw participation from the employees of a particular Subsidiary or Subsidiaries.

(b)         Notwithstanding any other provision in the Plan to the contrary, an employee of the Corporation, Host Hotels & Resorts, L.P. or any Subsidiary shall not be eligible to participate in the Plan and shall cease to be a Participant, to the extent such employee was a Participant immediately before the application of this Section 2(b) to such employee, if the participation of such employee would cause the employee to violate the ownership limits set forth in Article VIII of the Corporation’s Charter.

4.           Participation in the Plan.

(a)         An eligible employee may become a Participant in the Plan by completing an election to participate in the Plan for a Purchase Period on a form provided by the Corporation or Host Hotels & Resorts, L.P. or any participating Subsidiary, and filing that form with the Corporation or its designee authorized to administer the Plan at such place and during such period as the Committee may, in its absolute discretion, from time to time determine. Such form and participation shall be effective only if the employee remains in continuous employment with the Corporation, Host Hotels & Resorts, L.P. or any participating Subsidiary the last day of the Purchase Period.

(b)         An employee hired during a Purchase Period may become a Participant in the Plan in any subsequent Purchase Period by completing an election to participate in the Plan on a form provided by the Corporation or Host Hotels & Resorts, L.P. or any participating Subsidiary and filing that form with the Corporation or its designee authorized to administer the Plan at such place and during such period as the Committee may, in its absolute discretion, from time to time determine.

(c)         Each election form with respect to a Purchase Period shall set forth such provisions as the Committee determines are appropriate, which may include, the length of the Purchase Period and a maximum number of Shares that may be purchased by any Participant during such Purchase Period, which, in the absence of a contrary designation by the Committee, no such limit shall apply.

APPENDIX A

(d)         A Participant’s completion of an election form will enroll such Participant in the Plan for each subsequent Purchase Period on the terms contained therein until the Participant either submits a new election form, withdraws from participation in the Plan or otherwise becomes ineligible to participate in the Plan.

(e)         To the extent permitted by applicable law and in the discretion of the Committee, a Participant may submit any form or notice as set forth herein by means of an electronic form.

5.           Payroll Deductions or Direct Contributions.

(a)         At the time a Participant files his or her election to participate in the Plan (as provided above), the employee shall elect to have deductions made from his or her base compensation, or in the alternative, elect to make contributions to the Plan, on each pay day during the applicable Purchase Period, in an amount equal to 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9% or 10% of the base compensation which the employee is entitled to receive on such pay day, or such other amount as determined by the Committee and specified in the applicable election form. These deductions, or contributions, will be credited to the employee’s account under the Plan. The Participant may not during any Purchase Period change his or her percentage rate of payroll deduction or contribution, other than as may be permitted by the Committee. Once an employee elects either authorization of payroll deduction or contributions, the election of such method may not be changed during that Purchase Period, other than as may be permitted by the Committee.

(b)         An employee electing to make contributions to the Plan may miss making the full contribution once during a Purchase Period; provided the employee makes such contribution during such Purchase Period and in no event later than thirty (30) days following the missed payment date. Except as otherwise provided in Section 13(b) with respect to certain administrative errors, if the employee misses more than one contribution, or fails to make up the missed contribution within the time period set forth in the immediately preceding sentence, the employee will be deemed to have elected to terminate the employee’s participation in the Plan. At any time a Participant may elect voluntarily to terminate, in total only, his or her participation in the Plan for the current Purchase Period (as provided in Section 9). If participation is terminated during a Purchase Period, it may not be reinstated during that Purchase Period but, if otherwise eligible, the employee may elect to participate in any subsequent Purchase Period. Payroll deductions shall automatically cease once a Participant terminates his or her participation and the employee will be refunded all monies in his or her account.

6.           Exercise of the Option to Purchase Shares.

(a)         Unless a Participant has given prior written notice terminating such Participant’s participation in the Plan for the then-current Purchase Period, or his or her participation in the Plan has otherwise been terminated as provided in Section 9, or he or she has Retired, the option of such Participant to purchase Shares will be automatically exercised for the Participant on the last day of the Purchase Period in which he or she elected to participate, for the purchase of a number of full Shares (subject to the adjustment provided in Section 7) which the accumulated funds in the Participant’s account at that time will purchase at the Purchase Price. The option may not be exercised at any other time. Any funds remaining in the Participant’s account insufficient to purchase a full Share will be refunded to the Participant. Effective with exercise of the option, the Participant shall become a stockholder and shall have all the rights incident thereto, including the right to such future dividends as may be declared from time to time by the Board. No fractional Shares shall be issued upon the exercise of options under the Plan, unless the Committee specifically provides otherwise.

(b)         Notwithstanding any other provision of this Plan, no eligible employee may purchase in any one calendar year, under this Plan, Shares which would exceed a whole number of Shares derived at by dividing $25,000 by the Fair Market Value of a Share on the date the option is granted.

7.           Adjustments. If the Committee determines that, with respect to a Purchase Period, the number of Shares with respect to which options are to be exercised may exceed (a) the number of Shares that were or will be available for issuance under the Plan on the first day of the applicable Purchase Period, or (b) the number of Shares available for issuance under the Plan on the last day of such Purchase Period, the Committee may in its

APPENDIX A

sole discretion provide that the Corporation shall make a pro rata allocation of the Shares available for purchase on the first or last day of such Purchase Period, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom options to purchase Shares are to be exercised on the last day of such Purchase Period, and shall either (i) continue all Purchase Periods then in effect, or (ii) terminate any or all Purchase Periods then in effect. The Corporation may make a pro rata allocation of the Shares available on the first day of any applicable Purchase Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Corporation’s stockholders subsequent to such date. Any funds remaining in a Participant’s account not used to purchase Shares will be refunded to the Participant.

8.           Issuance of Shares. As soon after the option is exercised as is reasonably possible, the Participant will be issued the number of Shares purchased under the Plan. The Shares may be evidenced in such manner as the Committee shall determine.

9.           Termination of Participation.

(a)         An employee will be refunded all monies in his or her account and participation in the Plan terminated, if: (a) the employee elects in writing to terminate participation, which termination during a then-current Purchase Period must be made during such period prior to the end of the Purchase Period as may be specified by the Committee, which, in the absence of a contrary designation by the Committee, shall be seven (7) days prior to the end of the Purchase Period; (b) the employee’s employment with the Corporation, Host Hotels & Resorts, L.P. or its Subsidiaries is terminated for any reason other than Retirement (subject to Section 9(b)); (c) the Board elects to terminate the Plan as provided by Section 14; (d) the employee’s participation is terminated for failure to make contributions as more fully set forth in Section 5; or (e) the employee dies. Once terminated, participation may not be reinstated for any current Purchase Period but, if otherwise eligible, the employee may elect to participate in any subsequent Purchase Period.

(b)         Upon Retirement, a Participant shall have no further obligation nor will the Participant be permitted to make further contributions to the Plan. All amounts theretofore contributed by a Retired Participant shall be retained in his or her account for the balance of the then-current Purchase Period and applied to the purchase of Shares for such Purchase Period as set forth in Section 6. An employee’s termination of employment shall be considered a Retirement for purposes of this Section 9 only if such termination occurs not more than one month prior to the end of the applicable Purchase Period.

10.         Assignment. No employee may assign or transfer his or her rights under the Plan (including his or her rights in the option). Any payment of cash or issuance of Shares hereunder may be made only to the employee (or, in the event of the employee’s death, to his or her estate). After the Shares have been delivered in such manner as the Committee shall determine, such Shares may be assigned the same as any other Shares.

11.         Administration. Unless otherwise determined by the Board, the Committee will administer the Plan and may prescribe rules as to the administration of the Plan, including, without limitation, rules relating to the definition of “base compensation” as used herein. The determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Plan shall be final. Notwithstanding the foregoing, the Board may at any time vest in itself any authority or duties for administration of the Plan. Payroll deduction authorizations and elections to terminate participation shall be exercised only on forms provided by the Corporation, Host Hotels & Resorts, L.P. any participating Subsidiary, or any designee of the Corporation authorized to administer the Plan for that purpose.

12.         Application of Funds. All funds received or held by the Corporation or Host Hotels & Resorts, L.P. or any participating Subsidiary under this Plan may be used for any corporate purpose until applied to the purchase of Shares and/or refunded to Participants, and Participants’ accounts will not be segregated, nor will interest be paid thereon.

APPENDIX A

13.         Amendment of Plan.

(a)         The Board or the Committee may, at any time, amend this Plan, in any respect, except that without approval of the stockholders of the Corporation no amendment shall be made (a) changing the number of Shares subject to this Plan (except as provided in Section 2); (b) decreasing the Purchase Price Threshold; (c) changing the classification of employees eligible to participate in the Plan; or (d) as may be required by any applicable law, regulation or stock exchange rule.

(b)         Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Purchase Periods, limit the frequency and/or number of changes in the amount withheld from base compensation during a Purchase Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Corporation’s processing of withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s base compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable that are consistent with the Plan.

14.         Term and Termination of the Plan. This Plan shall continue in effect on a year-to year basis unless terminated by the Board. The Board may terminate the Plan at any time and for any reason. In any event the Plan shall, without further action of the Board, terminate at such time as the total number of Shares reserved for purchase under the Plan has been distributed.

15.         Conditions to Issuance of Shares. The Corporation shall not be required to issue or deliver, or make any book entries evidencing, Shares purchased upon the exercise of options under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Corporation, Host Hotels & Resorts, L.P. or a participating Subsidiary of all amounts that are required to be withheld under federal, state or local law upon exercise of the options, if any; and (e) the lapse of such reasonable period of time following the exercise of the options as the Committee may from time to time establish for reasons of administrative convenience.

16.         Withholding. At the time a Participant’s options under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for the federal, state, or other tax withholding obligations of the Corporation, Host Hotels & Resorts, L.P. or the participating Subsidiary that arise upon the exercise of the option or the disposition of the Shares, if any. At any time, the Corporation, Host Hotels & Resorts, L.P. or the participating Subsidiary may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary to meet applicable withholding obligations.

17.         Other Provisions.

(a)         Temporary disability or an approved leave of absence shall not result in termination of employment within the meaning of the Plan.

(b)        Notwithstanding any other provision of the Plan to the contrary, an employee shall not be eligible to participate in the Plan and shall cease to be a Participant, to the extent such employee was a Participant immediately before the application of this Section 16(b) to such employee, if the participation of such employee would cause the employee to violate the ownership limits set forth in Article VIII of the Corporation’s Charter.

APPENDIX A

(c)        Nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Corporation, Host Hotels & Resorts, L.P. or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation, Host Hotels & Resorts, L.P., any Subsidiary or any Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

(d)        The provisions of the Plan shall be governed by the laws of the State of Maryland.

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2021 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mary L. Baglivo	☐	☐	☐	02 - Richard E. Marriott	☐	☐	☐	03 - Sandeep L. Mathrani	☐	☐	☐

04 - John B Morse, Jr.	☐	☐	☐	05 - Mary Hogan Preusse	☐	☐	☐	06 - Walter C. Rakowich	☐	☐	☐

07 - James F. Risoleo	☐	☐	☐	08 - Gordon H. Smith	☐	☐	☐	09 - A. William Stein	☐	☐	☐

	For	Against	Abstain
2. Ratify appointment of KPMG LLP as independent registered public accountants for 2021.	☐	☐	☐

4. Approval of the 2021 Employee Stock Purchase Plan.	☐	☐	☐

	For	Against	Abstain
3. Advisory resolution to approve executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1UPX

03FFAC

The 2021 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc. will be held on

Thursday, May 20, 2021 at 11:00 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/214539166.

The password is: HST2021.

AGENDA

1. ELECTION OF DIRECTORS

2. RATIFY APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2021

3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

4. APPROVAL OF THE 2021 EMPLOYEE STOCK PURCHASE PLAN

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 20, 2021, 11:00 A.M. EASTERN TIME

The undersigned appoints Julie P. Aslaksen and Sourav Ghosh, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 23, 2021 at the Annual Meeting of Stockholders to be held on May 20, 2021, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director and FOR proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark box to the right if	☐
you plan to attend the
Annual Meeting.